UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
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Hudson Pacific Properties, Inc.
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April 26, 2011

Dear Fellow Stockholder:

On behalf of the Board of Directors of Hudson Pacific Properties, Inc., I cordially invite you to attend our Annual Meeting of Stockholders on Thursday, June 9, 2011, at Luxe Sunset Boulevard Hotel, 11461 Sunset Boulevard, Los Angeles, California at 9:00 a.m. (PDT).

The notice of meeting and proxy statement that follow describe the business we will consider at the meeting. We sincerely hope you will be able to attend the meeting. However, whether or not you are personally present, your vote is very important. We are pleased to offer multiple options for voting your shares. You may vote by telephone, via the Internet, by mail or in person as described beginning on page 2 of the proxy statement.

Thank you for your continued support of Hudson Pacific Properties, Inc.

Sincerely yours,

Victor J. Coleman
Chief Executive Officer and Chairman of the Board of Directors

Hudson Pacific Properties, Inc.
11601 Wilshire Blvd., Suite 1600
Los Angeles, California 90025
(310) 445-5700

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

Please join us for the 2011 Annual Meeting of Stockholders of Hudson Pacific Properties, Inc., a Maryland corporation. The meeting will be held at 9:00 a.m. (PDT), on Thursday, June 9, 2011, at Luxe Sunset Boulevard Hotel, 11461 Sunset Boulevard, Los Angeles, California.

At the 2011 Annual Meeting of Stockholders, our stockholders will consider and vote on the following matters:

(1)	The election of nine directors, each to serve until the next annual meeting of our stockholders and until his successor is duly elected and qualifies;

(2)	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

(3)	An advisory resolution on the Company’s executive compensation for the fiscal year ended December 31, 2010, as described in the accompanying Proxy Statement;

(4)	An advisory determination of the frequency of future advisory votes on the Company’s executive compensation; and

(5)	Any other business properly introduced at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

You must own shares of Hudson Pacific Properties, Inc. common stock at the close of business on April 20, 2011, the record date for the 2011 Annual Meeting of Stockholders, to attend and vote at the Annual Meeting and at any adjournments or postponements of the Annual Meeting. If you plan to attend, please bring a picture I.D. and, if your shares are held in “street name” (i.e., through a broker, bank or other nominee), a copy of a brokerage statement reflecting your stock ownership as of the close of business on April 20, 2011. Regardless of whether you will attend, please authorize your proxy electronically through the Internet or by telephone or by completing and mailing your proxy card so that your votes can be cast at the Annual Meeting in accordance with your instructions. For specific instructions on authorizing a proxy, please refer to the instructions on the proxy card. Authorizing a proxy in any of these ways will not prevent you from voting in person at the 2011 Annual Meeting of Stockholders if you are a stockholder of record as of the record date for the Annual Meeting or if you hold a proxy from a record holder.

By Order of the Board of Directors

Howard S. Stern
President and Secretary
Los Angeles, California
April 26, 2011

This Proxy Statement and accompanying proxy card are available beginning April 26, 2011 in connection with the solicitation of proxies by the Board of Directors of Hudson Pacific Properties, Inc., for use at the 2011 Annual Meeting of Stockholders, which we may refer to alternatively as the “Annual Meeting.” We may refer to ourselves in this Proxy Statement alternatively as the “Company,” “we,” “us” or “our” and we may refer to our Board of Directors as the “Board.” A copy of our Annual Report to Stockholders for the 2010 fiscal year, including financial statements, is being sent simultaneously with this Proxy Statement to each stockholder.

Important Notice Regarding Availability of Proxy Materials For the Stockholder Meeting to be Held on June 9, 2011: The Notice of Annual Meeting of Stockholders, the Proxy Statement and our 2010 Annual Report are available at http://www.edocumentview.com/HPP.

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Where and when is the Annual Meeting? The Annual Meeting will be held at 9:00 a.m. (PDT) on Thursday, June 9, 2011 at Luxe Sunset Boulevard Hotel, 11461 Sunset Boulevard, Los Angeles, California.

What is the purpose of the Annual Meeting of Stockholders? At the Annual Meeting, stockholders will vote upon matters described in the Notice of Annual Meeting and this Proxy Statement, including the election of directors and the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. In addition, once the business of the Annual Meeting is concluded, members of management will respond to questions raised by stockholders, as time permits.

Who can attend the Annual Meeting? All of our stockholders as of the close of business on April 20, 2011, the record date for the Annual Meeting, or individuals holding their duly appointed proxies, may attend the Annual Meeting. You should be prepared to present photo identification for admittance. Appointing a proxy in response to this solicitation will not affect a stockholder’s right to attend the Annual Meeting and to vote in person. Please note that if you hold your common stock in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of April 20, 2011 to gain admittance to the Annual Meeting.

What am I voting on? At the Annual Meeting, you may consider and vote on:

(1)	the election of nine directors;

(2)	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

(3)	an advisory resolution on the Company’s executive compensation;

(4)	an advisory determination of the frequency of future advisory votes on the Company’s executive compensation; and

(5)	any other business properly introduced at the Annual Meeting.

What are the Board’s recommendations? The Board recommends a vote:

•	for the election of each nominee named in this Proxy Statement (see Proposal No. 1);

•	for ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 (see Proposal No. 2);

•	for the advisory resolution on the Company’s executive compensation (see Proposal No. 3); and

•	for submitting an advisory resolution on the compensation of our named executive officers to stockholders every one year (see Proposal No. 4).

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

Who may vote? You may vote if you owned shares of our common stock at the close of business on April 20, 2011, which is the record date for the Annual Meeting. You are entitled to one vote for as many individuals as there are directors to be elected at the Annual Meeting and to cast one vote on each other matter presented at the Annual Meeting for each share of common stock you owned as of the record date. As of April 20, 2011, we had 22,453,569 shares of common stock outstanding.

Who counts the votes? A representative of Computershare, Inc. will tabulate the votes, and our General Counsel, Kay L. Tidwell, will act as the inspector of the election.

Is my vote confidential? Yes, your proxy card, ballot, and voting records will not be disclosed to us unless applicable law requires disclosure, you request disclosure, or your vote is cast in a contested election (which is not applicable in 2011). If you write comments on your proxy card, your comments will be provided to us, but how you voted will remain confidential.

What is quorum for the Annual Meeting? Stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting will constitute a quorum at the Annual Meeting. No business may be conducted at the Annual Meeting if a quorum is not present.

If a quorum is not present at the Annual Meeting, the chairman of the meeting may adjourn the Annual Meeting to another date, time or place, not later than 120 days after the original record date of April 20, 2011 without notice other than announcement at the meeting. We may also postpone or cancel the Annual Meeting by making a public announcement of the postponement or cancellation before the time scheduled for the Annual Meeting.

What vote is required to approve an item of business at the Annual Meeting? To be elected as a director (Proposal No. 1), a nominee must receive a plurality of the votes cast in the election of directors.

To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal No. 2), adopt the advisory resolution on executive compensation (Proposal No. 3) and advise a frequency of future advisory votes on executive compensation (Proposal No. 4, the “Frequency Proposal”), the affirmative vote of a majority of the votes cast on the proposal is required.

Because there are three alternatives for Proposal No. 4, one year, two years or three years, it is possible that none of the three alternatives will receive a majority of the votes cast on this proposal. If no frequency receives a majority of the votes cast on the Frequency Proposal, the compensation committee of our Board of Directors intends to take the results of the vote on the Frequency Proposal into account in its decision regarding the frequency with which the Company submits advisory resolutions on executive compensation in the future.

If you are a stockholder of record as of the record date for the Annual Meeting and you authorize a proxy (whether by Internet, telephone or mail) without specifying a choice on any given matter to be considered at this Annual Meeting, the proxy holders will vote your shares according to the Board’s recommendation on that matter. If you are a stockholder of record as of the record date for the Annual Meeting and you fail to authorize a proxy or vote in person, assuming that a quorum is present at the Annual Meeting, it will have no effect on the result of the vote on any of the matters to be considered at the Annual Meeting.

If you hold your shares through a broker, bank or other nominee, under the rules of the New York Stock Exchange, or NYSE, your broker or other nominee may not vote with respect to certain proposals unless you have provided voting instructions with respect to that proposal. A “broker non-vote” results when a broker, bank or other nominee properly executes and returns a proxy but indicates that the nominee is not voting with respect to a particular matter because the nominee has not received voting instructions from the beneficial owner. A broker non-vote is not considered a vote cast on a proposal, however, stockholders delivering a properly-executed broker non-vote will be counted as present for purposes of determining whether a quorum is present.

If you hold your shares in a brokerage account, then, under NYSE rules and Maryland law:

•
With respect to Proposal No. 1 (Election of Directors), your broker, bank or other nominee is not entitled to vote your shares on this matter if no instructions are received from you. Broker non-votes will have no effect on the election of directors.

•	With respect to Proposal No. 2 (Ratification of Independent Registered Public Accounting Firm), your broker is entitled to vote your shares on this matter if no instructions are received from you.

•
With respect to Proposal No. 3 (Advisory Resolution on Executive Compensation) and Proposal No. 4 (Frequency Proposal), your broker, bank or other nominee is not entitled to vote your shares on these matters if no instructions are received from you. Broker non-votes will have no effect on the result of the vote on either of these proposals.

Because an abstention is not a vote cast, if you instruct your proxy or broker to “abstain” on any matter, it will have no effect on the vote on any of the matters to be considered at the Annual Meeting. However, you will still be counted as present for purposes of determining whether a quorum is present.

How do I vote? If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the Annual Meeting. However, if your common stock is held in the name of your broker, bank or other nominee, and you want to vote in person, you will need to obtain a legal proxy from the institution that holds your common stock indicating that you were the beneficial owner of the shares as of the record date for the Annual Meeting.

If your common stock is held in your name, there are three ways for you to authorize a proxy:

•	If you received a paper copy of the proxy materials by mail, sign and mail the proxy card in the enclosed return envelope;

•	Call 1-800-652-VOTE (8683); or

•	Log on to the Internet at www.investorvote.com/HPP and follow the instructions at that site. The Web site address for authorizing a proxy by Internet is also provided on your Notice.

Telephone and Internet proxy authorizations will close at 1:00 a.m. (Central Time) on June 9, 2011. Unless you indicate otherwise on your proxy card, the persons named as your proxies will vote your common stock: FOR all of the nominees for director named in this Proxy Statement; FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm; FOR the advisory resolution on the Company's executive compensation; and FOR submitting an advisory resolution on the compensation of our named executive officers to stockholders every year.

If your common stock is held in the name of your broker, bank or other nominee, you should receive separate instructions from the holder of your common stock describing how to provide voting instructions.

Even if you plan to attend the Annual Meeting, we recommend that you authorize a proxy in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Can I revoke my proxy? Yes, if your common stock is held in your name, you can revoke your proxy by:

•	Filing written notice of revocation before our Annual Meeting with our General Counsel, Kay L. Tidwell, at the address shown on the front of this Proxy Statement;

•	Signing a proxy bearing a later date; or

•	Voting in person at the Annual Meeting.

Attendance at the Annual Meeting will not, by itself, revoke a property-executed proxy. If your common stock is held in the name of your broker, bank or other nominee, please follow the voting instructions provided by the holder of your common stock regarding how to revoke your proxy.

What happens if additional matters are presented at the Annual Meeting? Other than the four proposals described in this Proxy Statement, we are not aware of any business that may properly be brought before the Annual Meeting. If any other matters are properly introduced for a vote at the Annual Meeting and if you properly authorize a proxy, the persons named as proxy holders will vote in their discretion on any such additional matters. As of the date of this Proxy Statement, our Board is not aware of any other individual who may properly be nominated for election as a director at the Annual Meeting or of any nominee who is unable or unwilling to serve as director. If any nominee named in this proxy statement is unwilling or unable to serve as a director, our Board may nominate another individual for election as a director at the Annual Meeting, and the persons named as proxy holders will vote for the election of any substitute nominee.

Who pays for this proxy solicitation? We will bear the expense of preparing, printing and mailing this proxy statement and the proxies we solicit. Proxies may be solicited by mail, telephone, personal contact and electronic means and may also be solicited by directors and officers in person, by the Internet, by telephone or by facsimile transmission, without additional remuneration.
We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our stock as of the record date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy by the Internet or telephone, or by completing and returning the enclosed proxy card (if you received your proxy materials in the mail), will help to avoid additional expense.

Where can I find corporate governance materials? Our Corporate Governance Guidelines and Code of Business Conduct and Ethics and the charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are published on the Corporate Governance page of the Investor Relations section on our Web site at  www.hudsonpacificproperties.com. (We are not including the other information contained on, or available through, our Web site as a part of, or incorporating such information by reference into, this Proxy Statement.)

INFORMATION ABOUT THE BOARD

PROPOSAL NO. 1

NOMINEES FOR ELECTION TO THE BOARD

At the Annual Meeting, our stockholders will elect nine directors to serve until our next annual meeting of stockholders and until their respective successors are elected and qualify. The Board seeks independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. In nominating candidates, the Board considers a diversified membership in the broadest sense, including persons diverse in experience, gender and ethnicity. The Board does not discriminate on the basis of race, color, national origin, gender, religion, disability, or sexual preference. Our director nominees were nominated by the Board based on the recommendation of the Nominating and Corporate Governance Committee, or Governance Committee. They were selected on the basis of outstanding achievement in their professional careers, broad experience, personal and professional integrity, their ability to make independent, analytical inquiries, financial literacy, mature judgment, high performance standards, familiarity with our business and industry, and an ability to work collegially. We also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. All nominees are presently directors of Hudson Pacific Properties, Inc. and each of the nominees has consented, if elected as a director, to serve until his term expires.

Your proxy holder will cast your votes for each of the Board’s nominees, unless you instruct otherwise. If a nominee is unable to serve as a director, your proxy holder will vote for any substitute nominee proposed by the Board.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the nine nominees listed below.

Name	Age	Position
Victor J. Coleman	49	Director; Chief Executive Officer; Chairman of the Board
Howard S. Stern	49	Director; President and Secretary
Theodore R. Antenucci†	46	Director; Audit Committee member and Investment Committee member
Mark Burnett†	50	Director; Governance Committee member
Richard B. Fried	43	Director
Jonathan M. Glaser†	48	Director; Audit Committee member, Compensation Committee Chairperson and Investment Committee member
Mark D. Linehan†	49	Director; Audit Committee Chairperson, Compensation Committee member and Investment Committee member
Robert M. Moran, Jr.†	48	Director; Governance Committee Chairperson and Investment Committee member
Barry A. Porter†	53	Director; Compensation Committee member and Governance Committee member
† Independent within the meaning of the NYSE listing standards.

Victor J. Coleman serves as Chief Executive Officer and as Chairman of our Board of Directors. Prior to the formation of our company, Mr. Coleman founded and served as a managing partner of our predecessor, Hudson Capital, LLC, a private real estate investment company based in Los Angeles, California. In 1990, Mr. Coleman co-founded and led Arden Realty, Inc. as its President and Chief Operating Officer and as a director, taking that company public on the NYSE in 1996 and selling it to GE Real Estate, a division of General Electric Capital Corporation, in 2006. Prior to that sale, Mr. Coleman was primarily responsible for all facets of Arden Realty, Inc.’s strategic planning and growth, as well as management of that company’s team of top real estate professionals. Mr. Coleman is an active community leader, has been the recipient of the Humanitarian
Award for the National Conference of Christians and Jews, and is on the Founding Board of Directors for the Ziman Center for Real Estate (from 2004 to the present) at the Anderson School, UCLA, and the Boards of Fisher Center for Real Estate and Urban Economics, Los Angeles Sports & Entertainment Commission, the Archer School (from 2007 to the present) and the Bel Air Chapter of YPO. Mr. Coleman’s previous experience as a director also includes service on the board of other public companies such as Douglas Emmett, Inc. (from 2006 to 2009) and People’s Choice (2003 to 2006). He holds a Master of Business Administration degree from Golden Gate University and a Bachelor of Arts in History from the University of California, Berkeley. Mr. Coleman was selected by our Board of Directors to serve as a director based on his deep knowledge of our company and his experience in the real estate investment industry.

Howard S. Stern serves as President and Secretary and as a director. Prior to the formation of our company, Mr. Stern served as a managing partner of our predecessor, Hudson Capital, LLC, where he acted as President of the Sunset Gower and Sunset Bronson media and entertainment properties in Hollywood, and oversaw the daily operations of 23 production sound stages and over approximately 550,000 square feet of office. Before joining Hudson Capital, LLC, Mr. Stern served as Senior Vice President and Chief Investment Officer for Arden Realty, Inc. from 2003 until its sale in 2006, where he was responsible for acquisition, disposition, development, structured finance and new investment activities. In his early tenure with Arden Realty, Inc., which began in 2001, he first served as Vice President of Strategic Planning, then as First Vice President of Operations and Leasing. Before his tenure at Arden Realty, Inc., Mr. Stern spent five years as Vice President of the Archon Group, a subsidiary of Goldman, Sachs & Co., where he oversaw all Western Region mezzanine financing and real estate management activities. Mr. Stern is a graduate of the University of California, Berkeley with a Bachelor of Arts degree in Political Science and Economics, and has a Master of Business Administration degree from the University of Southern California. Mr. Stern was selected by our Board of Directors to serve as a director based on his deep knowledge of our company and his experience in the real estate investment industry.

Theodore R. Antenucci has been a member of our Board of Directors since our initial public offering, or IPO. Mr. Antenucci currently serves on a transitional basis in the dual capacity as President and CEO of Catellus Development Corporation and President and Chief Investment Officer of ProLogis; he intends to resign from his ProLogis role in June of 2011.  He is also a member of the Executive Committee at ProLogis, which is a leading global provider of distribution facilities with over $32 billion in real estate assets under management. Mr. Antenucci oversees all major transactions and provides oversight and direction to the senior management teams. Mr. Antenucci also serves on the board of directors for ProLogis European Properties, a public fund trading on the Euronext stock exchange in Amsterdam. Before joining ProLogis in September 2005, Mr. Antenucci served as President of Catellus Commercial Development Commercial, and was responsible for all development, construction and acquisition activities. Prior to that, he served as Executive Vice President of Catellus Commercial Group, where he managed the company’s industrial development activities throughout the western United States. Additionally, Mr. Antenucci has served on the Board of Trustees of the Children’s Hospital Foundation since December of 2010.  Mr. Antenucci earned a Bachelor of Arts degree in Business Economics from the University of California, Santa Barbara. Mr. Antenucci was selected by our Board based on his experience as an executive and board member of a REIT and his extensive real estate and development expertise in the Southern California market. Mr. Antenucci is a member of our Board’s Audit Committee.

Mark Burnett has been a member of our Board of Directors since our IPO. Since the 1990s, Mr. Burnett has created and led several successful production companies and has produced numerous hit television series including Survivor, Apprentice, Are You Smarter than a 5th Grader? and Shark Tank. Additionally, Mr. Burnett produces the annual People’s Choice Awards and the MTV Movie Awards.  He has extensive experience in the creation and development of unscripted series in the U.S. and internationally. Since 2001, Mr. Burnett’s shows have garnered a total of 67 Emmy nominations, including two wins for best reality series and one win for outstanding lifestyle program, along with four People’s Choice Awards. Mr. Burnett’s series reach a wide international audience, and he is a leader in the business of integrating brands and products into series content. Mr. Burnett has also served two elected terms on the Board of the British Academy of Film and Television. Our Board of Directors determined that Mr. Burnett should serve on the Board based on his familiarity with the entertainment and production business. Mr. Burnett is a member of our Board’s Governance Committee.

Richard B. Fried has been a member of our Board of Directors since our IPO. His selection as a member of our Board was made in connection with the negotiation of our formation transactions. Mr. Fried is currently a Managing Member and co-head of the real estate group at Farallon Capital Management, L.L.C., an investment management company that he has been with since 1995. Mr. Fried also currently serves as a Board Member of One California Bank, a position he has held since the bank’s inception in 2007. Previously, Mr. Fried was a Vice President in acquisitions for Security Capital Industrial Trust (now called ProLogis), a real estate investment trust specializing in industrial properties. Mr. Fried has also worked as an associate in capital markets at JMB Institutional Realty Corporation. Mr. Fried graduated cum laude from the University of Pennsylvania with a Bachelor of Science degree in Economics and a Bachelor of Arts degree in History. Our Board of Directors determined that Mr. Fried should serve as a director based on his role with Farallon, our largest stockholder, and based on his experience in the real estate investment industry.

Jonathan M. Glaser has been a member of our Board of Directors since our IPO. Mr. Glaser has been Managing Member of JMG Capital Management LLC since he founded the company in 1992. JMG Capital Management LLC is the General Partner of JMG Capital Partners, L.P., an investment limited partnership that has been a leader in various capital market strategies, private placements and additional financing strategies. Prior to founding JMG, Mr. Glaser was a member floor trader on both the American Stock Exchange and Pacific Stock Exchange. Mr. Glaser received a Juris Doctor degree from the Boalt Hall School of Law at the University of California, Berkeley, as well as a Bachelor of Arts degree from the University of California, Berkeley. Our Board of Directors has determined that Mr. Glaser should serve on our Board based on his capital markets expertise, as well as his extensive experience in portfolio management, financial oversight and directorship service. Mr. Glaser is the chair of our Board’s Compensation Committee and is a member of our Board’s Audit Committee.

Mark D. Linehan has been a member of our Board of Directors since our IPO. Mr. Linehan has served as President and Chief Executive Officer of Wynmark Company since he founded the company in 1993. Wynmark Company is a private real estate investment and development company with interests in properties in California, Nevada, Oregon and Montana. Prior to founding Wynmark Company, Mr. Linehan was a Senior Vice President with the Trammell Crow Company in Los Angeles, California. Before that, Mr. Linehan was with Kenneth Leventhal & Co. (now Ernst & Young LLP), a Los Angeles-based public accounting firm. In addition, Mr. Linehan is actively involved with the community through his service on the board of the UC Santa Barbara Foundation, the National Cowboy and Western Heritage Museum, and the Goleta Valley Hospital, as well as his previous board memberships with the Signet Corporation and the Camino Real Park Foundation. Mr. Linehan received a Bachelor of Arts degree in Business Economics from the University of California, Santa Barbara and is a Certified Public Accountant. Mr. Linehan was selected by our Board based on his extensive experience in real estate investment and development as well as his expertise in accounting matters. Mr. Linehan is the chair of our Board’s Audit Committee and is a member of our Board’s Compensation Committee.

Robert M. Moran, Jr. has served as a member of our Board of Directors since our IPO. Mr. Moran co-founded and co-owns FJM Investments LLC, a private real estate investment company that owns interest in properties in the western United States and British Columbia, Canada. Previously, Mr. Moran developed his extensive experience in real estate investment activities at Westridge Investments, LLC and as Chief Investment Officer of Cornerstone Properties, Inc. He also served as a partner at WilliamWilson & Associates, as well as the Director of Acquisitions in four real estate opportunity funds resulting in the $1.2 billion sale to Cornerstone Properties, Inc. In addition, Mr. Moran has significant experience in real estate lending, having worked at Travelers Insurance, Wells Fargo Bank, Manufacturers Hanover and Chemical Bank. Mr. Moran received his Bachelor of Arts in Economics from Stanford University. Our Board of Directors has determined that Mr. Moran should serve as a Director on our Board based on his familiarity with the Northern California real estate market and his experience with REITs and public companies. Mr. Moran is the chair of our Board’s Nominating and Corporate Governance Committee.

Barry A. Porter has served as a member of our Board of Directors since our IPO. Mr. Porter co-founded Clarity Partners L.P. in 2000 and has served as a Managing General Partner of the partnership since then. Clarity Partners L.P. is a private equity firm focused exclusively on investments in media, communications and business services. In 2007 Mr. Porter co-founded Clarity China L.P., a private equity firm specializing in investments in growth companies in the Greater China region. He serves on the Investment Committee of that partnership, which has also invested in real estate in China. Mr. Porter serves on the Board of Impredia, the leading Hispanic news and information company in the United States and on the Board of Naylor Publishing, a publishing company focused on the North American trade association market. Prior to co-founding Clarity Partners, Mr. Porter held senior executive positions at Global Crossing, a company he co-founded in 1997 that was involved in the international fiber optic telecommunications business. Before that, Mr. Porter was a Managing Director at Pacific Capital Group, a firm he joined after serving as a Senior Managing Director in the investment banking group of Bear Stearns. In addition, Mr. Porter worked as an attorney at the Los Angeles firm of Wyman, Bautzer, Rothman, Kuchel and Silbert. He received his Juris Doctor and Master of Business Administration degrees from the University of California, Berkeley, and graduated from the Wharton School of Business, where he earned a Bachelor of Science degree with dual majors in Finance and Political Science. Mr. Porter was selected by our Board of Directors to serve as a director based on his expertise in public companies, capital markets, and his accounting and financial background. Mr. Porter is a member of our Board’s Compensation Committee and our Board’s Nominating and Corporate Governance Committee.

DIRECTOR COMPENSATION

We have approved and implemented a compensation program for our non-employee directors that consists of annual retainer fees and long-term equity awards. Each non-employee director is expected to receive an annual base fee for his or her services of $100,000, payable in quarterly installments in conjunction with quarterly meetings of the Board of Directors. The annual retainer is payable 50% in cash and 50% in the form of restricted stock, with directors being permitted to elect to receive the cash portion of the annual retainer in the form of fully vested shares of our common stock. In addition, each non-employee director who serves as the chair of the Audit, Compensation or Governance Committees is entitled to receive an additional annual cash retainer of $15,000, $10,000 or $7,500, respectively. Directors are permitted to elect to receive up to 100% of such additional annual retainers in the form of fully vested shares as well. Participating directors are able to elect to receive fully vested shares in lieu of cash fees currently, and will be able to elect to receive fully vested shares in lieu of cash fees either currently or on a deferred basis for fees paid with respect to services performed from and after January 1, 2011. We reimburse each of our directors for his or her travel expenses incurred in connection with his or her attendance at full Board of Directors and committee meetings. Concurrently with the closing of our IPO, we granted a number of restricted shares of our common stock determined by dividing $100,000 by the IPO price (5,882 shares each) to each of our non-employee director nominees pursuant to our 2010 Plan. These awards of restricted stock, along with awards of restricted stock granted as part of the annual retainer (other than vested shares or vested deferred shares received at a director’s election in lieu of the cash component of the annual retainer), vest ratably as to one-third of the shares subject to each grant on each of the first three anniversaries of the applicable grant, subject to the director’s continued service on our Board of Directors.

2010 Director Compensation

Name (1)	Fee Earned in Cash ($)(2)	Stock Awards ($)(4)	Total ($)
Theodore R. Antenucci	25,549	124,987	150,536

Mark Burnett	25,549	124,987	150,536

Jonathan M. Glaser	30,063(3)	124,987	155,050

Richard B. Fried	25,549	24,993	50,542

Mark D. Linehan	33,131	124,987	158,118

Robert M. Moran, Jr.	29,340	124,987	154,327

Barry A. Porter	25,008(3)	124,987	149,995
__________________

(1)
Mr. Coleman, our Chief Executive Officer, and Mr. Stern, our President, are not included in this table as they are employees of our Company and do not receive compensation for their services as directors. All compensation paid to Messrs. Coleman and Stern for the services they provide to us is reflected in the Summary Compensation Table.

(2)	Reflects annual base and, if applicable, committee chair retainer fees earned in 2010 following the completion of our IPO.

(3)
Pursuant to our Director Stock Plan, Messrs. Glaser and Porter elected to receive all of their non-committee cash retainer fees earned in 2010 in the form of fully-vested shares of our common stock having an equal value to the amount otherwise payable in cash.

(4)
Amounts reflect the full grant-date fair value of restricted stock awards granted with respect to services performed in 2010 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all restricted stock awards made to directors in Notes 2 and 12 to the consolidated financial statements contained in our Annual Report of Form 10-K. In connection with the completion of our IPO, each non-employee director nominee received a grant of 5,882 shares of our restricted common stock. In addition, on January 20, 2011, each non-employee director received a grant of 1,653 shares of our restricted common stock. These grants were made in respect of services performed in 2010 following the completion of our IPO. Each restricted stock award will vest, and the restrictions thereon will lapse, in three equal, annual installments on each of the first three anniversaries of the grant date, subject to continued service with us through the applicable vesting dates.

Narrative Disclosure to Director Compensation Table

Non-Employee Director Compensation Program

The compensation program for our non-employee directors is intended to fairly compensate our directors for the time and effort necessary to serve on our Board. Non-employee members of our Board receive a combination of cash and equity-based compensation.

Cash compensation. In 2010, our Board approved a non-employee director compensation program, effective upon completion of our IPO, pursuant to which each non-employee director is entitled to receive an annual base fee for his or her services of $50,000. In addition, if a non-employee director serves as the chair of the Audit, Compensation or Nominating and Corporate Governance committees, such non-employee director is entitled to receive an additional annual cash retainer of $15,000, $10,000 or $7,500, respectively.

Retainers are payable in quarterly installments over the course of the service year.

In June 2010, our Board adopted our Director Stock Plan, under which non-employee directors are permitted to elect to receive some or all of their cash compensation in the form of fully-vested shares of our common stock having an equal value to the amount otherwise payable in cash. In 2010, participating non-employee directors were able to elect to currently receive fully vested shares in lieu of cash fees. In 2011 and going forward, non-employee directors will be able to elect to receive fully vested shares in lieu of cash fees currently and/or on a deferred basis for fees paid with respect to services performed from and after January 1, 2011.

We reimburse each of our directors for his or her travel expenses incurred in connection with his or her attendance at full Board and committee meetings.

Equity compensation. Concurrently with the completion of our IPO, we made one-time grants of 5,882 shares of restricted common stock (valued at approximately $100,000) to each of our non-employee director nominees under the 2010 Plan. These awards of restricted stock vest ratably as to one-third of the shares subject to each grant on each of the first three anniversaries of the grant date, subject to the director’s continued service on our Board.

Under the non-employee director compensation program, in addition to the cash retainer fees and one-time restricted stock grants described above (and whether or not the director elects to receive such cash fees in vested shares), each non-employee director is entitled to receive an annual grant of restricted stock valued at $50,000 on the date of our annual stockholders’ meeting. These awards of restricted stock vest ratably as to one-third of their shares on each of the first three anniversaries of the applicable grant date, subject to the director’s continued service on our Board. Non-employee directors did not receive annual grants of restricted stock in 2010. We expect to make the first annual grants of restricted stock to non-employee directors pursuant to the non-employee compensation program at our 2011 Annual Meeting.

Discretionary Stock Awards

Our Board awarded discretionary grants of restricted stock to each non-employee director on January 20, 2011, valued at approximately $25,000. These supplemental restricted stock awards were intended to compensate our non-employee directors for services rendered to our Company following our IPO in 2010, in light of the fact that we did not have an annual meeting in 2010 at which to make annual grants. Each of these restricted stock awards vest ratably as to one-third of their shares on each of the first three anniversaries of the applicable grant date, subject to the director’s continued service on our Board.

BOARD STRUCTURE, LEADERSHIP AND RISK MANAGEMENT

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•	our Board of Directors is not staggered, with each of our directors subject to re-election annually;

•
of the nine persons who serve on our Board of Directors, our Board of Directors has determined that 6, or 66.7%, of our directors satisfy the listing standards for independence of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act;

•	at least one of our directors qualifies as an “audit committee financial expert” as defined by the SEC;

•
we have opted out of the control share acquisition statute in the MGCL and have exempted from the business combination provisions of the MGCL any business combination that is first approved by our Board of Directors, including a majority of our disinterested directors; and

•	we do not have a stockholder rights plan.

Our directors stay informed about our business by attending meetings of our Board of Directors and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

EXECUTIVE SESSIONS OF NON-MANAGEMENT DIRECTORS

Our non-management directors meet without management present each time the full Board convenes for a regularly scheduled meeting. If the Board convenes for a special meeting, the non-management directors will meet in executive session if circumstances warrant. Mark Linehan, one of our independent directors, presides over executive sessions of the Board.

The Board welcomes communications from stockholders. For information on how to communicate with our independent directors, please refer to the information set forth under the heading “—Communications with the Board.”

BOARD MEETINGS

The Board held four regularly scheduled and special meetings since our IPO during 2010 to review significant developments, engage in strategic planning, and act on matters requiring Board approval. Each incumbent director attended an aggregate of at least 75 percent of the Board meetings, and the meetings of committees on which he served, during the period that he served in 2010.

BOARD COMMITTEES

Our Board of Directors has established four standing committees: an Audit Committee, a Compensation Committee, a Governance Committee and an Investment Committee. The principal functions of each committee are briefly described below. We comply with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time, with respect to each of these committees and each of these committees is comprised exclusively of independent directors. Additionally, our Board of Directors may from time to time establish other committees to facilitate the management of our company.

Audit Committee

Our Audit Committee consists of three of our independent directors. We have determined that the Chairman of our Audit Committee qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC regulations and NYSE corporate governance listing standards. Our Board of Directors has determined that each of the Audit Committee members is “financially literate” as that term is defined by the NYSE corporate governance listing standards. We have adopted an Audit Committee charter, which details the principal functions of the Audit Committee, including oversight related to:

•	our accounting and financial reporting processes;

•	the integrity of our consolidated financial statements and financial reporting process;

•	our systems of disclosure controls and procedures and internal control over financial reporting;

•	our compliance with financial, legal and regulatory requirements;

•	the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;

•	the performance of our internal audit function; and

•	our overall risk profile.

The Audit Committee is also responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee also prepares the Audit Committee report required by SEC regulations to be included in our annual proxy statement. Mr. Linehan is Chairman, as well as our Audit Committee Financial Expert, and Messrs. Antenucci and Glaser are members of the Audit Committee. During 2010, the Audit Committee met a total of three times.

Compensation Committee

Our Compensation Committee consists of three of our independent directors. We adopted a Compensation Committee charter, which details the principal functions of the Compensation Committee, including:

•
reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration of our Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of all of our other officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The Compensation Committee may delegate its responsibilities to a subcommittee of the Compensation Committee, provided that such responsibilities do not pertain to matters involving executive compensation or certain matters determined to involve compensation intended to comply with Section 162(m) of the Code. Mr. Glaser is Chairman and Messrs. Linehan and Porter are members of the Compensation Committee. During 2010, the Compensation Committee met twice, and acted by unanimous written consent on three occasions.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee, or Governance Committee, consists of three of our independent directors. We adopted a Nominating and Corporate Governance Committee charter, which details the principal functions of the Governance Committee, including:

•	identifying and recommending to the full Board of Directors qualified candidates for election as directors and recommending nominees for election as directors at the annual meeting of stockholders;

•	developing and recommending to the Board of Directors corporate governance guidelines and implementing and monitoring such guidelines;

•	reviewing and making recommendations on matters involving the general operation of the Board of Directors, including Board size and composition, and committee composition and structure;

•	recommending to the Board of Directors nominees for each committee of the Board of Directors;

•
annually facilitating the assessment of the Board of Directors’ performance as a whole and of the individual directors, as required by applicable law, regulations and the NYSE corporate governance listing standards; and

•	overseeing the Board of Directors’ evaluation of the performance of management.

Mr. Moran is Chairman and Messrs. Burnett and Porter are members of the Governance Committee. During 2010, our Governance Committee did not hold any formal meetings.

Investment Committee

Our Investment Committee consists of three of our independent directors. The Investment Committee is tasked with reviewing and recommending acquisition strategies to the full Board and approving the acquisition of certain assets with a purchase price above 35 million dollars and up to the dollar thresholds set by the Board. The Investment Committee may also review and make recommendation to the full Board on acquisition and investment transactions that exceed the Investment Committee's approval authority.

Messrs. Antenucci, Linehan and Moran are members of the Investment Committee. During 2010, the Investment Committee did not hold any formal meetings.

AUDIT COMMITTEE REPORT

The information contained in this Report of the Audit Committee shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).

Although the Audit Committee of the Board of Directors (the “Audit Committee” ) oversees our financial reporting process on behalf of the Board of Directors (the “Board” ) of Hudson Pacific Properties, Inc., a Maryland corporation, consistent with the Audit Committee’s written charter, management has the primary responsibility for preparation of our consolidated financial statements in accordance with generally accepted accounting principles and the reporting process, including disclosure controls and procedures and the system of internal control over financial reporting. Our independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management.

The Audit Committee has reviewed and discussed with management and our independent registered public accounting firm, Ernst & Young LLP, our December 31, 2010 audited financial statements. Prior to the commencement of the audit, the Audit Committee discussed with our management and independent registered public accounting firm the overall scope and plans for the audit. Subsequent to the audit and each of the quarterly reviews, the Audit Committee discussed with the independent registered public accounting firm, with and without management present, the results of their examinations or reviews, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the consolidated financial statements.

In addition, the Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statements on Auditing Standards No. 114, “Communication with Audit Committees,” as amended. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm its independence from us and considered the compatibility of non-audit services with its independence.

Based upon the reviews and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Mark D. Linehan
Theodore Antenucci
Jonathan Glaser

CORPORATE GOVERNANCE

CODE OF BUSINESS CONDUCT AND ETHICS

Our Board of Directors established a code of business conduct and ethics that applies to our officers, directors and employees. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code of business conduct and ethics.

Any waiver of the code of business conduct and ethics for our executive officers or directors must be approved by a majority of our independent directors, and any such waiver shall be promptly disclosed as required by law or NYSE regulations.

The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee charters, along with the Code of Business Conduct and Ethics and Corporate Governance Guidelines, are published in the Corporate Governance section of the Investor Relations page on our Web site at www.hudsonpacificproperties.com. In addition, these documents also are available in print to any stockholder who requests a copy from our Investor Relations Department at Hudson Pacific Properties, Inc., 11601 Wilshire Blvd., Suite 1600, Los Angeles, California 90025, or by email at ir@hudsonppi.com. In accordance with the Corporate Governance Guidelines, the Board and each of the Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee conducts an annual performance self-assessment with the purpose of increasing effectiveness of the Board and its committees. (The Company’s Web site address provided above and elsewhere in this Proxy Statement is not intended to function as a hyperlink, and the information on the Company’s Web site is not and should not be considered part of this Proxy Statement and is not incorporated by reference herein.)

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the key functions of our Board of Directors is informed oversight of our risk management process. Our Board of Directors administers this oversight function directly, with support from its three standing committees, the Audit Committee, the Governance Committee and the Compensation Committee, each of which addresses risks specific to their respective areas of oversight. In particular, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function.
Our Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 2010, the members of our Compensation Committee were Jonathan M. Glaser, Mark D. Linehan and Barry A. Porter. None of Messrs. Glaser, Linehan or Porter has ever been an officer or employee of our Company or any of our subsidiaries. During 2010, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our Compensation Committee or Board.

COMMUNICATIONS WITH THE BOARD

Stockholders and other interested parties may write to the entire Board or any of its members at Hudson Pacific Properties, Inc., c/o Kay L. Tidwell, Executive Vice President, Legal Affairs, 11601 Wilshire Blvd., Suite 1600, Los Angeles, California 90025. Stockholders and other interested parties also may e-mail the Chairperson, the entire Board or any of its members c/o kay@hudsonppi.com. The Board may not be able to respond to all stockholder inquiries directly. Therefore, the Board has developed a process to assist it with managing inquiries.

The General Counsel will perform a legal review in the normal discharge of her duties to ensure that communications forwarded to the Chairperson, the Board or any of its members preserve the integrity of the process. While the Board oversees management, it does not participate in day-to-day management functions or business operations, and is not normally in the best position to respond to inquiries with respect to those matters. For example, items that are unrelated to the duties and responsibilities of the Board such as spam, junk mail and mass mailings, ordinary course disputes over fees or services, personal employee complaints, business inquiries, new product or service suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements will not be forwarded to the Chairperson or any other director. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be forwarded to the Chairperson or any other director and will not be retained.

Any communication that is relevant to the conduct of our business and is not forwarded will be retained for one year and made available to the Chairperson and any other independent director on request. The independent directors grant the General Counsel discretion to decide what correspondence will be shared with our management and specifically instruct that any personal employee complaints be forwarded to our Human Resources Department. If a response on behalf of the Board is appropriate, we gather any information and documentation necessary for answering the inquiry and provide the information and documentation as well as a proposed response to the appropriate directors. We also may attempt to communicate with the stockholder for any necessary clarification. Our General Counsel (or her designee) reviews and approves responses on behalf of the Board in consultation with the applicable director, as appropriate.

Certain circumstances may require that the Board depart from the procedures described above, such as the receipt of threatening letters or e-mails or voluminous inquiries with respect to the same subject matter. Nevertheless, the Board considers stockholder questions and comments important, and endeavors to respond promptly and appropriately.

NOMINATION PROCESS FOR DIRECTOR CANDIDATES

The Governance Committee is, among other things, responsible for identifying and evaluating potential candidates and recommending candidates to the Board for nomination. The Governance Committee is governed by a written charter, a copy of which is published in the Corporate Governance section of the Investor Relations page of our Web site at www.hudsonpacificproperties.com.

The Governance Committee regularly reviews the composition of the Board and whether the addition of directors with particular experiences, skills, or characteristics would make the Board more effective. When a need arises to fill a vacancy, or it is determined that a director possessing particular experiences, skills, or characteristics would make the Board more effective, the Governance Committee initiates a search. As a part of the search process, the Governance Committee may consult with other directors and members of senior management, and may hire a search firm to assist in identifying and evaluating potential candidates.

When considering a candidate, the Governance Committee reviews the candidate’s experiences, skills, and characteristics. The Governance Committee also considers whether a potential candidate would otherwise qualify for membership on the Board, and whether the potential candidate would likely satisfy the independence requirements of the NYSE as described below.

Candidates are selected on the basis of outstanding achievement in their professional careers, broad experience, personal and professional integrity, their ability to make independent, analytical inquiries, financial literacy, mature judgment, high performance standards, familiarity with our business and industry, and an ability to work collegially. Other factors include having members with various and relevant career experience and technical skills, and having a Board that is, as a whole, diverse. Where appropriate, we will conduct a criminal and background check on the candidate. In addition, at least a majority of the Board must be independent as determined by the Board under the guidelines of the NYSE listing standards, and at least one member of the Board should have the qualifications and skills necessary to be considered an “Audit Committee Financial Expert” under Section 407 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), as defined by the rules of the SEC.

All potential candidates are interviewed by our Chief Executive Officer, our Board Chairperson and Governance Committee Chairperson, and, to the extent practicable, the other members of the Governance Committee, and may be interviewed by other directors and members of senior management as desired and as schedules permit. In addition, the General Counsel conducts a review of the director questionnaire submitted by the candidate and, as appropriate, a background and reference check is conducted. The Governance Committee then meets to consider and approve the final candidates, and either makes its recommendation to the Board to fill a vacancy, or add an additional member, or recommends a slate of candidates to the Board for nomination for election to the Board. The selection process for candidates is intended to be flexible, and the Governance Committee, in the exercise of its discretion, may deviate from the selection process when particular circumstances warrant a different approach.

Stockholders may recommend candidates to our Board. See “Communications with the Board” on page 12 for more information.

AUDIT COMMITTEE FINANCIAL EXPERTS

Our Board has determined that Mr. Linehan qualifies as an “audit committee financial expert,” as this term has been defined by the SEC in Item 407(d)(5)(ii) of Regulation S-K. Messrs. Linehan, Antenucci and Glaser were each determined by our Board to be “financially literate” in accordance with SEC rules, including based on their prior experience: Mr. Antenucci has a B.A. degree in Business Economics, and Mr. Glaser has extensive experience in financial oversight.

Our Board determined that Mr. Linehan acquired the required attributes for such designation as a result of the following relevant experience, which forms of experience are not listed in any order of importance and were not assigned any relative weights or values by our Board in making such determination:

•	Mr. Linehan received a B.A. degree in Business Economics from the University of California, Santa Barbara.

•	Mr. Linehan is a Certified Public Accountant.

•	Mr. Linehan was previously employed by Kenneth Leventhal & Co. (now Ernst & Young LLP), a Los Angeles-based public accounting firm.

•	Mr. Linehan has served as President and Chief Executive Officer of Wynmark Company since he founded the company in 1993.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee’s policy is to pre-approve all significant audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Ernst & Young LLP’s fees for the fiscal years ended December 31, 2010 and 2009 were as follows (in thousands):

	Fiscal Year Ended December 31
	2010	2009
Audit Fees	$1,721	$459
Audit-Related Fees	$45	$—
Tax Fees	$463	$218
All Other Fees	$—	$—

Total Fees	$2,229	$677

A description of the types of services provided in each category is as follows:

Audit Fees—Includes audit of our annual financial statements; review of our quarterly reports on Form 10-Q; and audits performed, issuance of consents, issuance of comfort letters as part of underwriters' due diligence, and review of various registration statements all in conjunction with our initial public offering and secondary offering.

Audit-Related Fees—Includes financial due diligence in connection with acquisitions, and access to accounting research database.

Tax Fees—Includes tax preparation services and various domestic tax planning and advice provided subsequent to and as part of our IPO and secondary offering.

All of the services performed by Ernst & Young LLP for the Company during 2010 were either expressly pre-approved by the

Audit Committee or were pre-approved in accordance with the Audit Committee Pre-Approval Policy, and the Audit Committee was provided with regular updates as to the nature of such services and fees paid for such services.

BOARD ATTENDANCE AT ANNUAL MEETING OF STOCKHOLDERS

While the Board understands that there may be situations that prevent a director from attending an annual meeting of stockholders, the Board strongly encourages all directors to make attendance at all annual meetings of stockholders a priority. The 2011 Annual Meeting of Stockholders is our first annual stockholders’ meeting since our IPO in June 2010.

OTHER COMPANY PROPOSALS

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2011. During 2010, Ernst & Young LLP served as our independent registered public accounting firm and reported on our consolidated financial statements for that year.

We expect that representatives of Ernst & Young LLP will attend the Annual Meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions.

Although stockholder ratification is not required, the appointment of Ernst & Young LLP is being submitted for ratification at the Annual Meeting with a view towards soliciting stockholders’ opinions, which the Audit Committee will take into consideration in future deliberations. If Ernst & Young LLP’s selection is not ratified at the Annual Meeting, the Audit Committee will consider the engagement of other independent registered accounting firm. The Audit Committee may terminate Ernst & Young LLP’s engagement as our independent registered public accounting firm without the approval of our stockholders whenever the Audit Committee deems termination appropriate.

The Board of Directors unanimously recommends a vote “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY VOTE”)
Background

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the Securities and Exchange Commission, or SEC.

Summary

We are asking our stockholders to provide advisory approval of the compensation of our named executive officers (which consist of our Chief Executive Officer, Chief Financial Officer and our next three highest paid executives), as such compensation is described in the “Compensation Discussion & Analysis” section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this proxy statement, beginning on page 21. Our executive compensation programs are designed to enable us to attract, motivate and retain executive talent, who are critical to our success. These programs are intended to link significant components of our compensation program to the achievement of corporate and individual performance objectives in order to focus our executives’ efforts on building stockholder value, thereby aligning their interests with those of our stockholders. Following is a discussion of the role of certain components of our executive compensation program in creating this link. We urge our stockholders to review the “Compensation Discussion & Analysis” and “Compensation Tables” sections of this proxy statement for more information.

We emphasize pay-for-performance with regard to cash compensation. We believe that a significant portion of our executives’ cash compensation should be variable, at risk and tied to the near-term success of the Company. During 2010, we measured near-term success, in part, through the expansion of the Company’s asset base and property portfolio, implementation of our near-term capital market strategy through multiple equity offerings and continued development of our internal infrastructure and management platform to pursue future growth and to accommodate the expanded needs of a newly public company. We believe that these developments were (and continue to be) critical to our success generally. Accordingly, we used these metrics to determine annual cash bonuses for our named executive officers and paid cash bonuses based on our success in each of these areas.

We believe that our equity compensation programs further align our executives’ interests with those of our stockholders. We grant equity awards as a substantial component of our compensation program to reward long-term performance and further align the interests of management with those of our stockholders. To date, we have used restricted stock as our equity incentive vehicle because restricted stock enables our executives to establish a meaningful equity stake in the Company upon grant (subject to vesting) while allowing the executives to participate in future value creation through appreciation of the shares. These awards tie our executives’ interests to those of long-term stockholders and serve to motivate our executives to lead the

Company to achieve long-term financial goals that are expected to lead to increased stockholder value.

In addition to linking compensation value to stockholder value, restricted stock awards generally require continued service over a multi-year period (typically three years) as a condition to vesting, which creates a strong retention incentive and helps ensure the continuity of our operations.

We are committed to strong governance standards with respect to our compensation programs. As part of its commitment to strong corporate governance and best practices, the Compensation Committee engaged and received advice on the compensation program from an third-party compensation consultant in order to supplement the committee’s collective knowledge and experience and provide important empirical compensation data. In addition, the Compensation Committee has adopted an insider trading policy.

The Compensation Committee meets as necessary to address compensation matters in a timely manner and consistently reviews our executive compensation program to ensure that it provides competitive pay opportunities to help attract and retain the highly-qualified and dedicated executive talent that is so important to our business. In conducting its compensation program reviews, the Compensation Committee relies not only on its significant collective experience, but also considers data and advice from our compensation consultant. We believe that the severance protections we provide to our named executive officers are within market norms. We further believe that the “double trigger” change-in-control cash severance benefits we provide (which require a qualifying termination of employment in connection with a change in control to receive these benefits) property incentivize our executives by providing appropriate protections against job loss without creating the potential for “single trigger” cash severance windfalls just for completing a transaction. Moreover, our executives are not entitled to any excise tax gross-ups in connection with change in control payments.

Recommendation

As an advisory vote, this proposal is not binding upon us or our Board. However, the Compensation Committee, which is responsible for the design and administration of our executive compensation practices, values the opinions of our stockholders expressed through your vote on this proposal. The Compensation Committee will consider the outcome of this vote in making future compensation decisions for our named executive officers. Accordingly, the following resolution will be submitted for stockholder approval at the 2011 Annual Meeting of Stockholders: “RESOLVED, that the stockholders of Hudson Pacific Properties, Inc. approve, on an advisory basis, the compensation of Hudson Pacific Properties’ named executive officers as described in the Compensation Discussion & Analysis and disclosed in the Summary Compensation Table and related compensation tables and narrative disclosure as set forth in Hudson Pacific Properties’ Proxy Statement.”

The Board of Directors unanimously recommends that you vote “FOR” approval of the resolution approving, on an advisory basis, the compensation of our named executive officers.

PROPOSAL 4
ADVISORY DETERMINATION OF THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION (“FREQUENCY PROPOSAL”)

Background

The Dodd-Frank Act also enables our stockholders to indicate how frequently they believe we should seek an advisory vote on the compensation of our named executive officers (referred to below as the “Frequency Proposal”). We are seeking an advisory, non-binding determination from our stockholders as to the frequency with which our stockholders have an opportunity to provide an advisory approval of the compensation of our named executive officers. Stockholders may vote for a frequency of one, two or three years, or abstain.

Summary

For the reasons described below, we recommend that our stockholders select a frequency of one year, or an annual vote.
We believe that this frequency is appropriate because it will enable our stockholders to vote, on an advisory basis, on the most recent executive compensation information that is presented in our Proxy Statement, leading to a more meaningful and coherent communication between Hudson Pacific Properties and our stockholders on the compensation of our named executive officers. An annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices. Additionally, the Board’s determination was further based on the premise that this recommendation could be modified in future years if it becomes apparent that an annual frequency vote is not meaningful, is burdensome or is more frequent than dictated by best corporate governance practices.

Recommendation

Based on the factors discussed, the Board recommends that future votes on executive compensation occur every year until the next advisory Frequency Proposal. Stockholders are not being asked to approve or disapprove the Board’s recommendation, but rather to indicate their choice among the following frequency options: every year, every two years or every three years, or to abstain from voting.

The Board of Directors unanimously recommends that you vote for a frequency of “ONE YEAR” for future advisory votes on executive compensation.

OTHER MATTERS

We are not aware of any other matters that may properly be presented at the Annual Meeting. If any other matters are properly raised at the Annual Meeting or at any adjournment or postponement thereof the proxy holders will vote on such matters in their discretion.

EXECUTIVE OFFICERS

Hudson Pacific Properties, Inc.’s executive officers are as follows:

Name	Age	Position
Victor J. Coleman*	49	Chief Executive Officer and Chairman of the Board of Directors
Howard S. Stern*	49	President, Secretary and Director
Mark T. Lammas*	44	Chief Financial Officer
Christopher Barton*	46	Executive Vice President, Operations and Development
Dale Shimoda*	43	Executive Vice President, Finance
Kay L. Tidwell	33	Executive Vice President, Legal Affairs
Harout Diramerian	36	Chief Accounting Officer
Alexander Vouvalides	32	Vice President, Asset Management
* Denotes our named executive officers.
The following section sets forth certain background information regarding those persons currently serving as executive officers of Hudson Pacific Properties, Inc., excluding Victor J. Coleman and Howard S. Stern, who are described on page 4 under “Proposal No. 1—Nominees for Election to the Board”:

Mark T. Lammas has served as Chief Financial Officer since our IPO. Prior to the formation of our Company, Mr. Lammas was a consultant to our predecessor, Hudson Capital, LLC, from September 2009. Before that time, Mr. Lammas was a Senior Vice President (from 1998 to 2005), then Executive Vice President (from 2006 to 2009) of Maguire Properties, Inc. where he principally oversaw finance and other transactional matters, since first joining that company as its General Counsel in 1998, then assuming other senior executive responsibilities after Maguire Properties went public on the NYSE in 2003. During his tenure, Mr. Lammas directed that company’s major capital market transactions, including corporate and asset financings and common and preferred equity offerings, acted as its principal liaison with institutional partners, and was responsible for compliance with corporate financial covenants and the accuracy of all financial reports and public disclosures. Prior to joining Maguire Properties in 1998, Mr. Lammas was an attorney with Cox, Castle & Nicholson LLP, where he specialized in representing developers, institutional investors and pension funds in their acquisition, development, financing, investing, and entity structuring and restructuring activities. Mr. Lammas is a graduate of the Boalt Hall School of Law (University of California, Berkeley). He obtained his Bachelor of Arts degree from the University of California, Berkeley in Political Economies of Industrial Societies, graduating magna cum laude and Phi Beta Kappa.

Christopher Barton has served as Executive Vice President, Operations and Development since our IPO. Prior to the formation of our Company, Mr. Barton served as Vice President of Construction & Development of our predecessor, Hudson Capital, LLC, where he was responsible for operations and development, including establishing and monitoring property budgets, managing property staff and administering vendor contracts. He also managed the development and construction of the Technicolor Building and renovation activity at the Sunset Gower and Sunset Bronson properties. With 20 years of experience in development and construction, encompassing mixed use, office, industrial, and residential projects, Mr. Barton has developed over 2.5 million square feet of commercial property, from conceptual site plan analysis and entitlements through completion. Prior to joining Hudson Capital, LLC in November 2006, Mr. Barton served as First Vice President for Arden Realty, Inc., from January 1997, where he was responsible for conceptual development, land entitlements, financial analysis and construction management for all real estate developments, including the Howard Hughes Center project, a planned 2.7 million square foot mixed-use development in Los Angeles, California. Before his tenure at Arden Realty, Inc., Mr. Barton was Project Manager at Beers-Skanska Construction Company where he managed large scale construction projects in the southeast United States, including the Celebration Place office building complex for Walt Disney Company in Orlando, Florida. He currently serves on the Board of Directors of Hollywood Freeway Central Park. Mr. Barton holds a Bachelor of Science degree from Purdue University and Master of Business Administration degree in both Real Estate and Finance from the University of Georgia.

Dale Shimoda has served as Executive Vice President, Finance since our IPO. Prior to the formation of our Company, Mr. Shimoda was a consultant to our predecessor, Hudson Capital, LLC, on various financial and operational matters, primarily related to its media and entertainment properties at Sunset Gower and Sunset Bronson. Prior to his engagement with Hudson Capital, LLC, Mr. Shimoda was Vice President of Acquisitions at Arden Realty, Inc., where he underwrote and performed due diligence on most of that company’s acquisitions. Mr. Shimoda has also worked in capital transactions at the Yarmouth Group, a New York-based pension fund advisor owned by Lend Lease, and as a management consultant at Ernst & Young and Robert Charles Lesser & Co. Mr. Shimoda is a graduate of the University of California, Berkeley, Haas School of Business.

Kay L. Tidwell joined our Company in November of 2010 and serves as Executive Vice President, Legal Affairs. Prior to joining us, Ms. Tidwell was an attorney with the global law firm of Latham & Watkins LLP, where she began her legal career in 2002, and where she advised on a wide variety of corporate and securities matters, including our IPO. From 2006 to 2008, Ms. Tidwell served as the U.S. associate in the German offices of Latham & Watkins. In 2004, Ms. Tidwell was awarded the Robert Bosch Foundation Fellowship, through which she worked in Germany in the legal department of Deutsche Bank and served as a US legal advisor to the German Federal Ministry of Justice. Ms. Tidwell holds a Bachelor of Arts degree in English, magna cum laude, from Yale College and a Juris Doctor degree from Yale Law School.

Harout Diramerian joined our Company in July of 2010 and serves as Chief Accounting Officer. Prior to joining us, Mr. Diramerian was Vice President of Finance and Analysis at Thomas Properties Group, Inc., or TPG, where he was responsible for corporate level earnings and cash flow projections, net asset valuations, and corporate finance forecasting and analysis. Mr. Diramerian was instrumentally involved in all equity offerings at TPG, including its initial public offering, secondary offering, private placements and an at-the-market equity offering. When he started at TPG in 2003, his primary focus was managing the joint venture relationships and leading the related financial reporting efforts. In addition, Mr. Diramerian was also involved with leading the budgeting and forecasting processes as well as tracking and analyzing property performance. Prior to joining
TPG, Mr. Diramerian spent a total of eight years in real estate practice groups, first at Nanas, Stern, Biers, Neinstein and Co. LLP, then at Arthur Andersen LLP, and lastly at KPMG LLP, where he was a manager. Mr. Diramerian is a graduate of the University of California, Santa Barbara, and holds a Bachelor of Arts degree in business economics with an emphasis in accounting.

In March 2010, Mr. Diramerian filed for protection under Chapter 7, Title 11 of the United States Code, following his father’s diagnosis and untimely passing after a battle with leukemia. His father was in the process of constructing a condominium project, as to which Mr. Diramerian had provided a construction loan guarantee. Following the death of Mr. Diramerian’s father prior to the completion of construction, the construction lender placed the property into receivership. The construction lender’s subsequent enforcement of Mr. Diramerian’s guarantee, along with associated claims of fraud and misrepresentation in connection with the loan application process, ultimately precipitated Mr. Diramerian’s decision to seek bankruptcy protection. He has informed us that he is strenuously rejecting all claims of fraud or misrepresentation and that he expects a favorable resolution of this matter.

Alexander Vouvalides has served as Vice President, Asset Management since our IPO. Prior to the formation of our Company, Alexander Vouvalides joined our predecessor, Hudson Capital, LLC, in 2009 as an Associate focused on acquisitions and investments, primarily responsible for acquisition analyses, financial due diligence and asset management assignments. Before joining Hudson Capital, LLC, he was an Associate in the Real Estate Finance & Securitization Group at Credit Suisse working in both the firm’s New York and Los Angeles offices, where he underwrote and closed major acquisition and recapitalization loans across various asset types including office, hotel, retail, land and construction. Prior to that, Mr. Vouvalides worked as a Corporate Finance Analyst in the Technology, Media & Telecommunications group at JPMorgan Chase & Co. in New York. Mr. Vouvalides graduated from Emory University with a Bachelor of Arts degree in Political Science.

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION COMMITTEE REPORT

The information contained in this Report of the Compensation Committee shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis and, based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

COMPENSATION COMMITTEE

Jonathan Glaser
Mark D. Linehan
Barry A. Porter

EXECUTIVE COMPENSATION

This section discusses the principles underlying the material components of our executive compensation program for our executive officers who are named in the “Summary Compensation Table” below and the factors relevant to an analysis of these policies and decisions. Our “named executive officers” during 2010 were Victor J. Coleman, Chief Executive Officer; Howard S. Stern, President; Mark T. Lammas, Chief Financial Officer; Christopher Barton, Executive Vice President, Operations and Development; and Dale Shimoda, Executive Vice President, Finance.

Our executive compensation strategy focuses on providing a total compensation package intended to attract and retain high-caliber executive officers and employees, and also to incentivize employee contributions that are consistent with our corporate objectives and stockholder interests. It is our policy to provide a competitive total compensation package and share our success with our named executive officers, as well as our other employees, when our objectives are met.

Each of the key elements of our executive compensation program is discussed in more detail below. Our compensation programs are designed to be flexible and complementary and to collectively serve the principles and objectives of our executive compensation and benefits program. We have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among different forms of cash and non-cash compensation.

Executive Compensation Philosophy and Objectives

Objectives of Our Compensation Program

Our compensation committee has adopted an executive compensation philosophy designed to accomplish the following objectives:

•	To attract, retain and motivate a high-quality executive management team capable of creating longterm stockholder value;

•
To provide compensation opportunities that are competitive with the prevailing market, are rooted in a pay-for-performance philosophy, and create a strong alignment of management and stockholder interests; and

•	To achieve an appropriate balance between risk and reward in our compensation programs that does not incentivize unnecessary or excessive risk taking.

In order to achieve these objectives, a comprehensive and market-based compensation program is provided to the executive officers that includes both fixed and discretionary amounts, the components of which are described in more detail below under “Elements of Executive Officer Compensation.” A substantial portion of each named executive officer’s compensation has been provided in the form of equity compensation subject to multi-year vesting provisions designed to ensure that management maintains a long-term focus that serves the best interests of our company.

How We Determine Executive Compensation

Our compensation committee determines compensation for our named executive officers and is comprised of three independent directors, Jonathan Glaser (Chairman), Mark Linehan and Barry Porter. Our Compensation Committee exercises independent discretion with respect to executive compensation matters and administers our equity incentive programs, including reviewing and approving equity grants to our named executive officers pursuant to our Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. 2010 Incentive Award Plan, which we refer to as the 2010 Plan. Our Compensation Committee operates under a written charter adopted by our Board of Directors, a copy of which is available on our Web site at www.hudsonpacificproperties.com. Information contained on our Web site is not incorporated by reference into this Proxy Statement and you should not consider information contained on our Web site to be part of this Proxy Statement.

The initial compensation arrangements with our named executive officers were determined in negotiations with each individual executive prior to our IPO. Since the completion of our IPO in 2010, our Compensation Committee has worked with our compensation consultant, as described in greater detail below in “—Engagement of Compensation Consultant”, to implement compensation policies based on the following factors: (i) our desire to align the interests of our named executive officers with those of our stockholders and incentivize them over the near, medium and long term, (ii) our need to reward our named executive officers for exceptional performance and (iii) our need to retain our named executive officers’ services over the long term. In addition, our Compensation Committee continues to consider additional factors that may be appropriate for inclusion in our long-term compensation philosophy.

In making compensation decisions following our IPO, our Compensation Committee evaluated our performance and the performance of the Chief Executive Officer and, together with the Chief Executive Officer, assessed the individual performance of the other named executive officers. The Compensation Committee also reviewed market-based compensation data provided by its compensation consultant, as described in greater detail below in “—Engagement of Compensation Consultant.” The other named executive officers do not play a role in determining their own compensation, other than discussing their performance with our Chief Executive Officer. During 2010, the Compensation Committee held meetings both independently and with the participation of our Chief Executive Officer. The Compensation Committee’s compensation consultant also participated in select meetings, at the committee’s request.

Engagement of Compensation Consultant

The Compensation Committee is authorized to retain the services of one or more executive compensation advisors, in its discretion, to assist with the establishment and review of our compensation programs and related policies. In connection with the preparation of our IPO in 2010, FTI Schonbraun McCann Group, or SMG, a compensation consulting firm, was engaged to provide advice regarding an executive compensation program for our senior executive management team to be implemented upon completion of the IPO.

Following our IPO, the Compensation Committee engaged SMG to provide market-based compensation data and to advise on industry trends and best practices. In connection with these efforts, SMG prepared for the Compensation Committee two peer group compensation analyses: (i) a Performance-Based Peer Group analysis and (ii) a Size-Based Peer Group analysis. The Performance-Based Peer Group was comprised of other publicly-traded real estate investment trusts generally with an investment focus on office properties and/or a geographic concentration on the West Coast, and included the following 16 companies:

Alexandria Real Estate Equities, Inc., BioMed Realty Trust, Inc., Corporate Office Properties Trust, Digital Realty Trust, Inc., Douglas Emmett, Inc., Entertainment Properties Trust, Highwoods Properties, Inc., Kilroy Realty Corporation, Lexington Realty Trust, Mack-Cali Realty Corporation, Parkway Properties, Inc., Piedmont Office Realty Trust, Inc., PS Business Parks, Inc., Realty Income Corporation and Washington Real Estate Investment Trust.

Additionally, in order to be more exhaustive and evaluate a broader scope of information, and in recognition of our size relative to several of the companies included in the Performance-Based Peer Group, the Compensation Committee requested that SMG prepare a Size-Based Peer Group comprised of other publiclytraded real estate investment trusts across various asset sectors with a total equity market capitalization level below $1 billion (similar to the company). The Size-Based Peer Group was comprised of the following 28 companies: Acadia Realty Trust, Anworth Mortgage Corporation, Arlington Asset Investment Corp., Ashford Hospitality Trust, Inc., Associated Estates Realty Corporation, Cedar Shopping Centers, Inc., Cousins Properties
Incorporated, FelCor Lodging Trust Incorporated, First Industrial Realty Trust, Inc., First Potomac Realty Trust, Glimcher Realty Trust, Gramercy Capital Corp., Hersha Hospitality Trust, iStar Financial Inc., Lexington Realty Trust, LTC Properties, Inc., Morgans Hotel Group Company, MPG Office Trust, Inc., National HealthCare Corporation, NorthStar Realty Finance

Corp., Pebblebrook Hotel Trust, Pennsylvania Real Estate Investment Trust, Retail Opportunity Investments Corp., Strategic Hotels & Resorts, Sun Communities, Inc., Sunstone Hotel Investors, Inc., Urstadt Biddle Properties Inc. and U-Store-It Trust.

The compensation analysis for each peer group provided an overview of typical compensation components (e.g., base salaries, annual bonuses and long-term equity incentives), as well as the range of compensation levels by position, in each case, generally found within the relevant peer group. The peer group compensation analyses prepared by SMG were utilized by the Compensation Committee for informational purposes only and were not utilized for benchmarking purposes.

Other than advising the Compensation Committee as described above, SMG did not provide any material services to our company in 2010. However, during 2010, EdgeRock Realty Advisors, or EdgeRock, a company in which SMG holds a substantial minority equity stake, was retained by us to provide services unrelated to executive compensation, including real estate and financial advisory services in connection with our IPO and subsequent activities. EdgeRock was engaged to provide real estate and financial advisory services directly by our management team. The Compensation Committee did not, apart from its members’ participation in the general Board of Directors approval, review or approve the services provided by EdgeRock to our company, as those services did not relate to compensation matters. Furthermore, our management team neither made the decision, nor recommended that the Compensation Committee decide, to engage SMG. The compensation committee has sole authority to hire, fire and set the terms of engagement with SMG. The Compensation Committee believes that the compensation consulting advice it received from SMG relating to executive compensation matters was objective and not influenced by EdgeRock’s relationship with our company or the services provided by EdgeRock to the company. The aggregate fees paid for SMG’s services in 2010 totaled approximately $87,000 and the aggregate fees paid to EdgeRock for those other services in 2010 totaled approximately $1.2 million.

Measuring 2010 Performance

With the assistance of SMG, the Compensation Committee performed a comprehensive review of corporate and individual performance for 2010 as part of its determination of year-end 2010 performance-based compensation, including cash bonuses and annual grants of equity awards. The Compensation Committee’s review did not include an assessment of any pre-determined metrics or hurdles (as no such metrics or hurdles were applicable), but instead was based on an evaluation of company and individual performance in relation to select market and operational criteria the Compensation Committee felt were most appropriate given our recent transition into the public arena and growth stage. Such criteria included success achieved in relation to acquisitions and capital deployment, capital markets strategy, organizational development, and stockholder value creation, among others. Individual performance metrics are discussed in more detail below in the sections entitled “Elements of Executive Officer Compensation—Cash Bonuses” and “—Long-Term Equity Incentives.” Examples of key company performance achievements attained in 2010 that the Compensation Committee took into account when setting 2010 compensation include the following:

•
Expansion of our asset base and property portfolio through the successful sourcing and acquisition of approximately 2.4 million square feet of office property in key California markets, including the Los Angeles and San Francisco metropolitan areas;

•	Successful execution of capital markets strategy that included the completion of an $87.5 million preferred stock offering in December 2010;

•	Continued development of an internal infrastructure and management platform that would best position us to pursue and support future growth; and

•
Development and implementation of internal infrastructure, control systems and procedures to accommodate the requirements of becoming a public company, including the satisfaction of public company reporting requirements under applicable SEC regulations and NYSE listing standards.

Compensation Philosophy

We design the principal components of our executive compensation program to achieve one or more of the principles and objectives described above. We view each component of our executive compensation program as related but distinct, and we will continue to regularly reassess the total compensation of our executive officers to ensure that our overall compensation objectives are met. Compensation of our named executive officers consists of the following elements:

•	base salary;

•	discretionary performance-based bonuses;

•	equity incentive compensation;

•	certain severance and change in control benefits; and

•	health and welfare benefits and certain limited perquisites and other personal benefits.

During 2010, our named executive officers were eligible to earn cash compensation in the form of base salaries and discretionary annual bonuses that we believe appropriately recognize ongoing performance of job responsibilities and reward our executive officers for their individual contributions to our company. When making bonus decisions, the Compensation Committee considered our financial and operational performance (as described above) as well as each executive officer’s individual contributions during the year. Grants of restricted shares of our common stock comprised another key component of our executive compensation program during 2010. We believe that these equity awards incentivize our executive officers to focus on the growth of our overall enterprise value and, correspondingly, the creation of value for our stockholders, while also providing a valuable retention tool by virtue of applicable vesting requirements.

Each of the primary elements of our 2010 executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation principles and objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation policy, each individual element, to a greater or lesser extent, serves each of our compensation objectives. In addition, the compensation levels of our named executive officers reflect to a significant degree the varying roles and responsibilities of such executives. As a result of our board’s assessment of our Chief Executive Officer’s substantial roles and responsibilities within our company, there is a significant compensation differential between his compensation levels and those of our other named executive officers.

Elements of Executive Officer Compensation

The following is a discussion of the primary elements of 2010 compensation for each of our named executive officers.

Base Salaries

Each named executive officer’s compensation was initially established based on negotiations in connection with our IPO in 2010. We believe that these salary levels provide appropriate levels of fixed income based on the background, qualifications and skill set of each executive. Base salaries of our named executive officers initially were approved by our Board and, going forward, periodically will be reviewed by our Compensation Committee. No formulaic base salary increases are provided to our named executive officers; however our Compensation Committee may adjust base salaries in connection with its periodic review. The actual base salaries paid to all of our named executive officers during 2010 are set forth in the “Summary Compensation Table” below. No changes to base salary levels have been made for 2011.

Cash Bonuses

Our named executive officers are eligible to earn discretionary annual cash bonuses based on our company’s and each executive officer’s individual performance in relation to select performance criteria, as determined by our Compensation Committee. Eligibility to receive these cash bonuses incentivizes our named executive officers to strive to perform at their highest levels and further our interests and the interests of our stockholders. The amounts of any discretionary cash bonuses are determined each year by our Compensation Committee after taking into account individual and company-wide performance.

The Compensation Committee conducted a comprehensive evaluation of corporate and individual performance in 2010 for purposes of determining discretionary cash bonuses. The company performance criteria that were considered in this analysis are described in detail above under the section entitled “Executive Compensation Philosophy and Objectives—Measuring 2010 Performance.” The Chief Executive Officer conducted a subjective assessment of each other named executive officer’s individual performance, which reflected each executive’s contribution to the achievement of the company performance criteria described above. The Compensation Committee similarly conducted a subjective assessment of Mr. Coleman’s individual performance and contribution towards the achievement of company performance criteria. Based upon the Compensation Committee’s performance evaluation, its general review of market compensation data as provided by SMG and the relative roles and responsibility for our named executive officers, the Compensation Committee approved cash performance bonuses for the named executive officers for 2010 at the following levels:

Executive	2010 Bonus
Victor J. Coleman	$500,000
Howard S. Stern	$400,000
Mark T. Lammas	$225,000
Christopher Barton	$225,000
Dale Shimoda	$225,000

These discretionary bonuses were not determined based on the attainment of any particular individual or company-level performance goal(s) or the application of any benchmarking or formula(e). Instead, the Compensation Committee considered all of the factors described in the preceding paragraph as applied to each named executive officer (including, in the case of company-level metrics, such named executive officer’s contribution to the attainment of those metrics), and made a subjective determination as to the appropriate bonus level based on that information, considered in light of the Compensation Committee’s collective experience regarding appropriate compensation and bonus levels.

Long-Term Equity Incentives

The goals of our long-term, equity-based awards are to incentivize and reward increases in long-term stockholder value and to align the interests of our named executive officers with the interests of our stockholders. Because vesting is based on continued employment, our equity-based incentives also encourage the retention of our named executive officers through the award vesting period. In determining the size of the long-term equity incentives awarded to our executive officers for 2010 service, we considered, among other things, the role and responsibilities of the individual, competitive factors and individual performance history. We granted restricted shares of our common stock to certain of our employees, including our named executive officers, as the primary incentive vehicle for long-term compensation. These awards were intended to enable our executive officers to establish a meaningful equity stake in our company that would vest over a period of years based on continued service. We believe that theses awards enable us to deliver competitive compensation value to the executive officers at levels sufficient to attract and retain top talent within our executive officer ranks. In connection with the completion of our IPO in June 2010, Messrs. Coleman, Stern, Lammas, Barton and Shimoda were granted restricted stock awards of 117,647 shares, 53,529 shares, 17,647 shares, 17,647 shares and 17,647 shares, respectively, under the 2010 Plan. These restricted stock awards will vest in three equal, annual installments on each of the first three anniversaries of the grant date, subject to the executive’s continued employment (and further subject to accelerated vesting upon a change in control or certain terminations as described below in the section entitled “—Potential Payments Upon Termination or Change in Control”). These awards, which represented “founder share awards,” were one-time grants made in connection with the completion of the IPO that were designed to recognize and reward the efforts of our named executive officers in leading our company through its IPO and to provide these officers with a meaningful initial ownership stake in our company. The size and vesting terms of these awards were determined by our Compensation Committee’s assessment of appropriate levels of initial ownership and incentive compensation based on its review of market data provided by SMG and its collective experience in setting compensation levels, without reliance on any formal benchmarking process.

As part of its review of 2010 performance, in determining whether to make annual grants of equity awards to our named executive officers in respect of services provided during 2010 (eligibility for which is contemplated under these officers’ employment agreements), the Compensation Committee analyzed prevailing market practices based on market data provided by SMG with respect to the Performance-Based Peer Group and Size-Based Peer Group, as well as company and individual performance. This analysis considered the same performance and market factors as those considered in determining the named executive officers’ discretionary cash bonuses for 2010, as described in more detail above in the sections entitled “Executive Compensation Philosophy and Objectives—Measuring 2010 Performance” and “—Cash Bonuses.” As with the discretionary cash bonuses, annual equity awards were not determined based on the attainment of any particular individual or company-level performance goal(s) or the application of any benchmarking or formula(e). Instead, the Compensation Committee considered all of the relevant factors as applied to each named executive officer (including, in the case of company-level metrics, such named executive officer’s contribution to the attainment of those metrics), and made a subjective determination as to the appropriate equity grant level based on that information, taking into consideration the Compensation Committee’s collective experience regarding appropriate annual equity grant levels.

Based on this assessment, on December 22, 2010, the Compensation Committee approved grants of restricted stock to Messrs. Coleman, Stern, Lammas, Barton and Shimoda of 99,933 shares, 43,304 shares, 23,318 shares, 16,656 shares and 16,656 shares, respectively, pursuant to the 2010 Plan. These restricted stock awards will vest in three equal, annual installments on each of the first three anniversaries of the grant date, subject to the executive’s continued employment (and further subject to accelerated vesting upon a change in control or certain terminations as described below in the section entitled “—Potential

Payments Upon Termination or Change in Control”).

Employee Benefits

Our full-time employees, including our named executive officers, are eligible to participate in health and welfare benefit plans, which provide medical, dental, prescription, life insurance and other health benefits. We believe that these benefits are a key component of a comprehensive compensation package, providing essential protections to our named executive officers and enhancing the overall desirability and competitiveness of our compensation program. Additionally, we reimburse Mr. Coleman for any premiums paid by him for the continuation of healthcare coverage provided through COBRA.

Additional Compensation Components

In the future, we may provide different and/or additional compensation components, benefits and/or perquisites to our named executive officers to ensure that we provide a balanced and comprehensive compensation structure. We believe that it is important to maintain flexibility to adapt our compensation structure at this time to properly attract, motivate and retain the top executive talent for which we compete. All future practices regarding compensation components, benefits and/or perquisites will be subject to periodic review by our Compensation Committee.

Severance and Change in Control Benefits

As described more fully below in the sections entitled “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2010 Table” and “—Potential Payments Upon Termination or Change in Control,” we entered into employment agreements with our named executive officers, in connection with the completion of our IPO, that provide for various severance and change in control benefits and other terms and conditions of employment. We believe that the protections contained in these employment agreements will help to ensure the day-to-day stability necessary to our executives to enable them to properly focus their attention on their duties and responsibilities with our company and will provide security with regard to some of the most uncertain events relating to continued employment, thereby limiting concern and uncertainty and promoting productivity. For a description of the material terms of these employment agreements, see “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2010 Table” and “—Potential Payments Upon Termination or Change in Control” below.

Tax Considerations

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Code (“Section 162(m)”) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for our chief executive officer and each of the other named executive officers (other than our chief financial officer), unless compensation is performance based. We expect that our Compensation Committee will adhere to the principle that, where reasonably practicable, we will seek to qualify the variable compensation paid to our named executive officers for an exemption from the deductibility limitations of Section 162(m). As such, in approving the amount and form of compensation for our named executive officers in the future, our Compensation Committee will consider all elements of the cost to our company of providing such compensation, including the potential impact of Section 162(m). However, our Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Furthermore, we do not expect Section 162(m) to apply to awards under the 2010 Plan until the earliest to occur of our annual stockholders’ meeting in 2014, a material modification of the 2010 Plan or exhaustion of the share supply under the 2010 Plan. However, performance criteria may be used with respect to performance awards that are not intended to constitute performance-based compensation for purposes of Section 162(m).

Section 409A of the Internal Revenue Code

Section 409A of the Code (“Section 409A”) requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A.

Section 280G of the Internal Revenue Code

Section 280G of the Code (“Section 280G”) disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change in control. In addition, Section 4999 of the Internal Revenue Code imposes a 20% penalty on the individual receiving the excess payment.

Parachute payments are compensation that is linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G based on the executive’s prior compensation. In approving the compensation arrangements for our named executive officers in the future, our Compensation Committee will consider all elements of the cost to our company of providing such compensation, including the potential impact of Section 280G. However, our Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G and the imposition of excise taxes under Section 4999 when it believes that such arrangements are appropriate to attract and retain executive talent.

Accounting Standards

ASC Topic 718, Compensation—Stock Compensation (referred to as ASC Topic 718 and formerly known as FASB 123R), requires us to calculate the grant date “fair value” of our stock-based awards using a variety of assumptions. ASC Topic 718 also requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options, restricted stock, restricted stock units and performance units under our equity incentive award plans will be accounted for under ASC Topic 718. Our Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align the accounting expense of our equity awards with our overall executive compensation philosophy and objectives.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation of our named executive officers for the year ended December 31, 2010.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	All Other Compensation(4)	Total ($)
Victor J. Coleman
Chief Executive Officer	2010	253,425	500,000	3,499,994	15,167	4,268,586
Howard S. Stern	2010	202,740	400,000	1,559,993	321	2,163,054
President
Mark T. Lammas	2010	152,055	225,000	650,003	321	1,027,379
Chief Financial Officer
Christopher Barton	2010	152,055	225,000	550,007	321	927,383
Executive Vice President, Operations and Development
Dale Shimoda	2010	152,055	225,000	550,007	321	927,383
Executive Vice President, Finance
__________________

(1)	Amounts shown in the “Salary” column represent each named executive officer’s annual base salary prorated to reflect partial-year service since the completion of our IPO in 2010.

(2)	Amounts represent discretionary bonuses paid to our named executive officers in respect of services provided during 2010.

(3)
Amounts reflect the full grant-date fair value of restricted stock awards granted in 2010 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all restricted stock awards made to executive officers in Notes 2 and 12 to the consolidated financial statements contained in our Annual Report on Form 10-K. There can be no assurance that awards will vest (in which case no value will be realized by the individual).

(4)	Amounts reflect premium payments for group term life insurance for Messrs. Coleman, Stern, Lammas, Barton and Shimoda and, with respect to Mr. Coleman only, the reimbursement of premium payments paid by him for COBRA healthcare coverage.

GRANTS OF PLAN-BASED AWARDS IN 2010

The following table sets forth information regarding grants of plan-based awards made to our named executive officers during the year ended December 31, 2010:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (# shares)	Grant Date Fair Value of Stock and Options Awards ($)(1)
Victor J. Coleman	June 29, 2010	117,647(2)	2,000,000
	December 22, 2010	99,993(3)	1,499,994
Howard S. Stern	June 29, 2010	53,529(2)	910,000
	December 22, 2010	43,304(3)	649,993
Mark T. Lammas	June 29, 2010	17,647(2)	300,000
	December 22, 2010	23,318(3)	350,003
Christopher Barton	June 29, 2010	17,647(2)	300,000
	December 22, 2010	16,656(3)	250,007
Dale Shimoda	June 29, 2010	17,647(2)	300,000
	December 22, 2010	16,656(3)	250,007
__________________

(1)
Amounts reflect the full grant date fair value of restricted stock granted during 2010 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all restricted stock awards made to executive officers in Notes 2 and 12 to the consolidated financial statements contained in our Annual Report file on Form 10-K. There can be no assurance that awards will vest (in which case no value will be realized by the individual).

(2)
On June 29, 2010, in connection with the completion of our initial public offering, our Board approved these restricted stock awards to each named executive officer, each of which will vest in three equal, annual installments on each of the first three anniversaries of the grant date, subject to continued service with us through the applicable vesting dates (and further subject to accelerated vesting upon a change in control or certain terminations as described below in the section entitled “—Potential Payments Upon Termination or Change in Control”).

(3)
On December 22, 2010, the Compensation Committee approved these restricted stock awards to each named executive officer, each of which will vest, and the restrictions thereon will lapse, in three equal, annual installments on each of December 29, 2011, December 29, 2012 and December 29, 2013, subject to continued service with us through the applicable vesting dates (and further subject to accelerated vesting upon a change in control or certain terminations as described below in the section entitled “—Potential Payments Upon Termination or Change in Control”).

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS IN 2010 TABLE

We entered into employment agreements with each of our named executive officers, effective as of the date of the completion of our IPO on June 29, 2010. The following is a summary of the material terms of the agreements.

Under the employment agreements, Messrs. Coleman, Stern, Lammas, Barton and Shimoda serve as the company’s Chief Executive Officer, President, Chief Financial Officer, Executive Vice President—Operations and Development and Executive Vice President—Finance, respectively. Messrs. Coleman and Stern report directly to our Board, while the other executives report to our Chief Executive Officer. The initial term of the employment agreements will end on June 29, 2013. On that date, the term of the employment agreements will automatically be extended for one year, unless earlier terminated. In the event that we experience a “change in control” (as defined in the 2010 Plan) during the one-year extension period, the term of the employment agreements will instead continue through the first anniversary of the consummation of the change in control. Pursuant to Messrs. Coleman and Stern’s employment agreements, during the terms of their employment, we will nominate each for election as a director.

Under the employment agreements, Messrs. Coleman, Stern, Lammas, Barton and Shimoda are entitled to receive annual base salaries of $500,000, $400,000, $300,000, $300,000 and $300,000, respectively, each of which are subject to increase at the discretion of our compensation committee. In addition, each executive is eligible to receive an annual discretionary cash performance bonus, the amount of which will be determined based on the attainment of performance criteria established by our compensation committee. In connection with entering into the employment agreements, Messrs. Coleman, Stern, Lammas, Barton and Shimoda were each granted an award of restricted shares of our common stock, with respect to 117,647 shares, 53,529 shares, 17,647 shares, 17,647 shares and 17,647 shares, respectively. These restricted stock awards will vest in three equal, annual installments on each of the first three anniversaries of June 29, 2010, the date of our IPO, subject to the executive’s continued employment through the applicable vesting date (and further subject to accelerated vesting upon a change in control or certain terminations as described below in the section entitled “—Potential Payments Upon Termination or Change in Control”). In addition, the executives are eligible to participate in customary health, welfare and fringe benefit plans, and are eligible to accrue up to four weeks of paid vacation per year.

If an executive’s employment is terminated by us without “cause” or by the executive for “good reason” (each, as defined in the employment agreements), because we elect not to renew the initial term of the employment agreement or by reason of the executive’s death or disability, the executive will be entitled to certain payments and benefits, as described under “—Potential Payments Upon Termination or Change in Control” below. The employment agreements also contain customary confidentiality and non-solicitation provisions.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2010:

	Stock Awards
Name	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested ($)(1)
Victor J. Coleman	117,647(2)	1,770,587
	99,993(3)	1,503,992
Howard S. Stern	53,529(2)	805,611
	43,304(3)	651,725
Mark T. Lammas	17,647(2)	265,587
	23,318(3)	350,936
Christopher Barton	17,647(2)	265,587
	16,656(3)	250,673
Dale Shimoda	17,647(2)	265,587
	16,656(3)	250,673
__________________

(1)
The market value of shares of restricted stock that have not vested is calculated by multiplying the fair market value of a share of our common stock on December 31, 2010 ($15.05) by the number of unvested shares of restricted stock outstanding under the award.

(2)
Consists of restricted stock granted on June 29, 2010, which will vest in three substantially equal installments on each of June 29, 2011, 2012 and 2013, subject to continued service with us through the applicable vesting dates.

(3)
Consists of restricted stock granted on December 22, 2010, which will vest in three substantially equal installments on each of December 29, 2011, 2012 and 2013, respectively, subject to continued service with us through the applicable vesting dates.

2010 OPTION EXERCISES AND STOCK VESTED

The Company has not granted any stock option awards to its named executive officers. Additionally, no stock awards previously issued to the named executive officers vested in 2010.

Potential Payments Upon Termination or Change in Control

Termination Without Cause or for Good Reason; Non-Renewal

Under the executives’ employment agreements, if an executive’s employment is terminated by us without “cause” or by the executive for “good reason” (each, as defined in the employment agreements) then, in addition to accrued amounts and any earned but unpaid bonuses, the executive will be entitled to receive the following:

•
A lump-sum payment in an amount equal to two (or, with respect to Messrs. Coleman and Stern, three) times the sum of (i) the executive’s annual base salary then in effect, (ii) the highest annual bonus earned by the executive during the employment term (or, in the event of a termination prior to the end of the completion of our first full fiscal year, an amount as determined by our compensation committee in its sole discretion, but in no event less than the executive’s base salary in effect on the termination date) and (iii) the highest value of any annual equity award(s) made to the executive during the employment term (not including the initial grant of restricted stock described above or any award(s) granted pursuant to a multi-year or long-term performance program, initial hiring or retention award or similar non-reoccurring award);

•	accelerated vesting of all outstanding equity awards held by the executive as of the termination date; and

•	company-subsidized continuation healthcare coverage for up to 18 months after the termination date.

In the event that an executive’s employment is terminated because we elect not to renew the initial term of the employment agreement, then the executive will be entitled to receive the same payments and benefits described above for a termination without cause or for good reason, except that the amount of the cash severance will be multiplied by one rather than two (or, with respect to Messrs. Coleman and Stern, two rather than three). However, if such a non-renewal termination occurs upon or within 12 months after a change in control of our Company, the executive will be entitled to receive the same payments and benefits described above for a termination without cause or for good reason (without reduction of the cash severance multiplier). The executive’s right to receive the severance payments and benefits described above is, in all cases, subject to his delivery of an effective general release of claims in favor of our Company.

Death or Disability of Executive

Upon a termination of employment by reason of death or disability, the executive or his/her estate will be entitled to accelerated vesting of all outstanding equity awards held by the executive as of the termination date, in addition to accrued amounts and earned but unpaid bonuses.

Change in Control

Under the employment agreements, if an executive remains employed through a change in control of our Company, the executive’s initial restricted stock award (granted on June 29, 2010) will vest in full to the extent then unvested.

The following table summarizes the payments that would be made to our named executive officers upon the occurrence of certain qualifying terminations of employment or change in control, in any case, occurring on December 31, 2010. Amounts shown do not include (i) accrued but unpaid base salary through the date of termination, and (ii) other benefits earned or accrued by the named executive officer during his employment that are available to all salaried employees, such as accrued vacation.

Executive	Benefit	Company Non- Renewal($)(1)	Death or Disability($)	Change in Control($)(6)	Company Non-Renewal or Termination without Cause or for Good Reason at any time ($)(7)
Victor J. Coleman	Cash Severance(2)	4,999,989	—	—	7,499,983
	Continued Health Benefits(3)	45,503	—	—	45,503
	Equity Acceleration	3,274,579(4)	3,274,579(4)	1,770,587	3,274,579(4)
	Life Insurance(5)	—	50,000	—	—
	Total	8,320,071	3,324,579	1,770,587	10,820,065
Howard S. Stern
	Cash Severance(2)	2,899,986	—	—	4,349,979
	Continued Health Benefits(3)	44,434	—	—	44,434
	Equity Acceleration	1,457,337(4)	1,457,337(4)	805,611	1,457,337(4)
	Life Insurance(5)	—	50,000	—	—
	Total	4,401,757	1,507,337	805,611	5,851,750
Mark T. Lammas
	Cash Severance(2)	950,003	—	—	1,900,006
	Continued Health Benefits(3)	44,434	—	—	44,434
	Equity Acceleration	616,523(4)	616,523(4)	265,587	616,523(4)
	Life Insurance(5)	—	50,000	—	—
	Total	1,610,961	666,523	265,587	2,560,964
Christopher Barton
	Cash Severance(2)	850,007	—	—	1,700,013
	Continued Health Benefits(3)	44,434	—	—	44,434
	Equity Acceleration	516,260(4)	516,260(4)	265,587	516,260(4)
	Life Insurance(5)	—	50,000	—	—
	Total	1,410,701	566,260	265,587	2,260,708
Dale Shimoda
	Cash Severance(2)	850,007	—	—	1,700,013
	Continued Health Benefits(3)	26,560	—	—	26,560
	Equity Acceleration	516,260(4)	516,260(4)	265,587	516,260(4)
	Life Insurance(5)	—	50,000	—	—
	Total	1,392,827	566,260	265,587	2,242,834

(1)
This column describes the payments and benefits that become payable if we elect not to renew the initial term of the agreement prior to the occurrence of a change in control. These amounts reflect the non-renewal severance multiples described above, but are purely hypothetical in light of the fact that the employment agreements continue in effect until 2013 and, therefore, a non-renewal severance termination would not have been possible on December 31, 2010.

(2)
Cash severance is calculated by multiplying the applicable severance multiple (described above) by the sum of (i) the executive’s annual base salary in effect on December 31, 2010; (ii) the highest annual bonus earned by the named executive officer during the employment term; and (iii) the highest value of annual equity awards made to the executive during the employment term, not including the initial grant of restricted stock awarded in connection with the employment agreement.

(3)
Represents the aggregate full premium payments that we would be required to pay to or on behalf of each executive to provide continued health insurance coverage under COBRA (based on the executive’s health insurance coverage as of December 31, 2010) for 18 months.

(4)
Represents the value attributable to the vesting of 117,647 shares, 53,529 shares, 17,647 shares, 17,647 shares and 17,647 shares, underlying the 2010 restricted stock awards, and 99,933 shares, 43,304 shares, 23,318 shares, 16,656 shares and 16,656 shares, underlying the December 2010 restricted stock awards granted to Messrs. Coleman, Stern, Lammas, Barton and Shimoda, respectively. The value of accelerated restricted stock was calculated by multiplying (x) the number of shares subject to acceleration by (y) the fair market value of a share of common stock on December 31, 2010 ($15.05).

(5)	Represents the life insurance proceeds payable by a third-party insurer under the executive’s life insurance policy upon a termination of employment due to death.

(6)
Represents the value attributable to the vesting of 117,647 shares, 53,529 shares, 17,647 shares, 17,647 shares and 17,647 shares, underlying the June 2010 restricted stock awards granted to Messrs. Coleman, Stern, Lammas, Barton and Shimoda, respectively. The value of accelerated restricted stock was calculated by multiplying (x) the number of shares subject to acceleration by (y) the fair market value of a share of common stock on December 31, 2010 ($15.05).

(7)
In accordance with the employment agreement terms, if any payments made upon a qualifying termination in connection with a change in control would otherwise be subject to an excise tax under Section 4999 of the Code by reason of the “golden parachute” rules contained in Section 280G, such payments will be reduced if and to the extent that doing so will result in net after-tax payments and benefits for the executive that are more favorable than the net after-tax payments and benefits payable to the executive in the absence of such a reduction after the imposition of the excise tax.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2010 regarding compensation plans under which our equity securities are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders(1)	—	—	1,159,558
Equity compensation plans not approved by stockholders	—	—	—
Total	—	—	1,159,558
______________
(1) Consists of the Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. 2010 Incentive Award Plan.

COMPENSATION RISK ANALYSIS

As part of the 2010 compensation process, the Compensation Committee, in conjunction with SMG, considered the matter of risks to stockholders and to the achievement of performance objectives that may be inherent in the compensation programs. After reviewing and discussing the foregoing, it was concluded that the Company’s compensation programs are designed with an appropriate risk-reward balance in relation to the Company’s business strategy and that none of the compensation programs encourage any executive or employee to take on excessive or unnecessary risks that are reasonably likely to have a material adverse effect on the Company. The following elements of our executive compensation plans and practices were considered in evaluating whether such plans and practices encourage our executives to take unnecessary risks:

•
We evaluate performance based on a variety of business objectives, including but not limited to, execution of capital markets strategy, expansion of asset base, sourcing and completion of accretive acquisitions, strength of balance sheet, earnings, and occupancy and leasing performance, that we believe correlate to the long-term, sustainable creation of stockholder value;

•
The most material component of executive compensation since completion of our initial public offering has been in the form of restricted stock, which, as compared to stock options or other market-based equity compensation vehicles, retains some degree of value even in periods of depressed markets and thus provides executives with a baseline of value that lessens the likelihood that executives will undertake any unnecessary risks to get or keep options (or other similar vehicle) “in-the-money”;

•
As our Compensation Committee retains ultimate discretion in setting compensation and does not rely on pre-determined formulas, our executives are not encouraged to take unreasonable risks to meet certain hurdles to avoid not achieving the required formulaic metric;

•
As the most material portion of each executive’s compensation to date has been in the form of stock, our executives have sizable holdings of equity in our company, which aligns an appropriate portion of their personal wealth with our long-term performance.

STOCK OWNERSHIP

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock and shares of common stock into which units are exchangeable for (i) each person who is the beneficial owner of 5% or more of our outstanding common stock as of the time immediately following this offering and the concurrent private placement, (ii) each of our directors and named executive officers, and (iii) all of our directors and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The extent to which a person will hold shares of common stock as opposed to units is set forth in the footnotes below.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of April 12, 2011 or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Unless otherwise indicated, the address of each named person is c/o Hudson Pacific Properties, Inc., 11601 Wilshire Blvd., Suite 1600, Los Angeles, California 90025.

Name of Beneficial Owner	Number of Shares and Common Units Beneficially Owned	Percentage of All Shares (1)	Percentage of All Shares and Common Units (2)
Farallon Partners, L.L.C.(3)	8,924,032	36.8%	35.6%
Cohen & Steers, Inc.(4)	2,394,699	10.7%	9.6%
Morgan Stanley(5)	1,522,530	6.8%	6.1%
Deutsche Bank AG(6)	1,126,565	5.0%	4.5%
Victor J. Coleman	738,234	3.2%	2.9%
Howard S. Stern(7)	313,782	1.4%	1.3%
Christopher Barton	34,303	*	*
Mark T. Lammas	40,965	*	*
Dale Shimoda	34,303	*	*
Theodore R. Antenucci	7,535	*	*
Mark Burnett	7,535	*	*
Richard B. Fried(8)	8,924,032	36.8%	35.6%
Jonathan M. Glaser(9)	35,059	*	*
Mark D. Linehan(10)	10,035	*	*
Robert M. Moran, Jr.	7,535	*	*
Barry A. Porter(11)	16,059	*	*
All directors and executive officers as a group (15 persons)	10,191,915	41.0%	40.7%
__________________
* Represents less than 1.0%.

(1)
Based on 22,453,569 shares of common stock outstanding as of April 12, 2011. In addition, amounts for individuals assume that all common units held by the person are exchanged for shares of our common stock, and amounts for all directors and executive officers as a group assume all common units held by them are exchanged for shares of our common stock in each case, regardless of when such common units are exchangeable. The total number of shares of our common stock outstanding used in calculating this percentage assumes that none of the common units held by other persons are exchanged for shares of our common stock.

(2)
Based on 22,453,569 shares of common stock outstanding as of April 12, 2011, and 2,610,941 outstanding common units held by limited partners as of April 12, 2011, which units may be redeemed for cash or, at our option, exchanged for shares of our common stock. Does not include shares of our common stock that may be issued upon exchange of our series A preferred units issued in the formation transactions or upon exchange of common units into which such series A preferred units may be converted.

(3)
Farallon Partners, L.L.C., a Delaware limited liability company, is the general partner of Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P. and Farallon Capital Institutional Partners III, L.P., and may be deemed to beneficially own the shares owned by each such partnership. As managing members of Farallon Partners, L.L.C, each of Richard B. Fried, Daniel J. Hirsch, Monica R. Landry, Michael G. Linn, Stephen L. Millham, Rajiv A. Patel, Thomas G. Roberts, Jr., Andrew J. M. Spokes, Thomas F. Steyer, John R. Warren and Mark C. Wehrly may be deemed to beneficially own the shares owned by Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P. and Farallon Capital Institutional Partners III, L.P. Farallon Partners, L.L.C. and each of its managing members disclaim any beneficial ownership of such shares. All of the above-mentioned entities and persons disclaim group attribution. Farallon Capital Partners, L.P. and Farallon Capital Institutional Partners, L.P. are California limited partnerships, and Farallon

Capital Institutional Partners III, L.P. is a Delaware limited partnership. The address for all of the above-mentioned entities and persons is One Maritime Plaza, Suite 2100, San Francisco, CA 94111. The information in this footnote is based solely upon information provided by Farallon.

(4)
Cohen & Steers, Inc., a Delaware corporation, holds a 100% interest in Cohen & Steers Capital Management, Inc., a New York corporation. Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. together hold a 100% interest in Cohen & Steers Europe S.A., a Belgium limited company. Cohen & Steers, Inc. may be deemed to beneficially own the shares owned by Cohen & Steers Capital Management, Inc. and Cohen & Steers Europe S.A. The principal address for Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. is 280 Park Avenue, 10th Floor, New York, NY 10017. The principal address for Cohen & Steers Europe S.A. is Chausee de la Hulpe 116, 1170 Brussels, Belgium. The information in this footnote is based solely upon a Schedule 13G/A filed by Cohen & Steers, Inc. on February 14, 2011.

(5)
Morgan Stanley Investment Management Inc., a Delaware corporation, is wholly-owned by Morgan Stanley, a Delaware corporation. Morgan Stanley may be deemed to beneficially own the shares owned by Morgan Stanley Investment Management Inc. The principal address for Morgan Stanley is 1585 Broadway, New York, NY 10036. The principal address for Morgan Stanley Investment Management Inc. is 522 Fifth Avenue, New York NY 10036. The information in this footnote is based solely upon a Schedule 13G filed by Morgan Stanley Inc. on February 9, 2011.

(6)
Deutsche Bank AG, a German corporation, is the parent holding company of RREEF America, L.L.C., a Delaware limited liability company. Deutsche Bank AG may be deemed to beneficially own the shares owned by RREEF America, L.L.C. The principal address for Deutsche Bank AG is Theodor-Heuss-Allee 70, 60468 Frankfurt am Main, Federal Republic of Germany. The information in this footnote is based solely upon a Schedule 13G filed by Deutsche Bank AG on February 11, 2011.

(7)	Howard S. Stern has pledged 96,833 shares of our common stock and 195,254 common units as security for a personal loan.

(8)
Mr. Fried is a managing member of Farallon Partners, L.L.C. and may be deemed to have beneficial ownership of the shares of common stock and common units owned by each of the following entities of which Farallon Partners, L.L.C. is the general partner: Farallon Capital Partners, L.P.; Farallon Capital Institutional Partners, L.P.; and Farallon Capital Institutional Partners III, L.P. Mr. Fried disclaims beneficial ownership of all such shares. The information in this footnote is based solely upon a Form 4 filed by Richard B. Fried on January 24, 2011.

(9)	Includes 25,000 shares of our common stock purchased in our IPO.

(10)	Includes 2,500 shares of our common stock purchased in our IPO.

(11)	Includes 6,000 shares of our common stock purchased in our IPO.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. SEC regulations require us to identify anyone who failed to file a required report or filed a late report during the most recent fiscal year. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no Forms 5 were required for such persons, we believe that, during the fiscal year ended December 31, 2010, our executive officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to them, except for the following:
A Statement of Changes in Beneficial Ownership of Securities on Form 4 was not timely filed to report the purchase of 20,000 shares of our series B preferred stock by Victor J. Coleman in connection with the offering of our series B preferred stock on December 9, 2010. The Form 4 reporting the sale of these shares was filed on February 9, 2011.

RELATED-PARTY AND
OTHER TRANSACTIONS INVOLVING OUR OFFICERS AND DIRECTORS

We describe below transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, holders of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

2011 Private Placement

Concurrently with an offering of our common stock for which we filed a registration statement in April 2011, we intend to sell to the Farallon Funds a number of shares of our common stock, such amount to be no more than that which would maintain their percentage interest in our Company, at a price per share equal to the public offering price and without payment by us of any underwriting discount or commission. The proceeds will be contributed to our operating partnership in exchange for common units.

In connection with the intended offering and the concurrent private placement, our Board of Directors may grant to the Farallon excepted holders revised exemptions from the ownership limits, subject to substantially the same conditions and limitations as those that have been in place under the exemptions previously granted to the Farallon excepted holders in connection with our IPO.

2010 Private Placement

Concurrently with the completion of our IPO, Mr. Coleman purchased $2.0 million in shares of common stock and the Farallon Funds purchased $18.0 million in shares of common stock, in each case at a price per share equal to the initial public offering price of $17.00 and without payment by us of any underwriting discount or commission. The proceeds were contributed to our operating partnership in exchange for common units.

Contribution Agreements

Hudson Contribution Agreement

In connection with the consummation of our IPO, Mr. Coleman and Mr. Stern entered into a contribution agreement, or the Hudson contribution agreement, with us and our operating partnership pursuant to which Messrs. Coleman and Stern contributed their direct or indirect interests in a portfolio of properties and a property management business to our operating partnership in exchange for common units. Under the Hudson contribution agreement, Mr. Coleman received 402,907 common units and Mr. Stern received 216,949 common units. The aggregate value of the common units issued to Messrs. Coleman and Stern was $6.8 million and $3.7 million, respectively. Pursuant to the Hudson contribution agreement, we assumed or succeeded to all of the contributors’ rights, obligations and responsibilities with respect to the properties and the property entities contributed. The Hudson contribution agreement contains representations and warranties by Messrs. Coleman and Stern to our operating partnership with respect to the condition and operations of the properties and interests contributed to us and certain other matters. With some exceptions, Messrs. Coleman and Stern agreed to severally indemnify us and our operating partnership for breach of these representations and warranties under claims brought within one year of the closing of our initial public offering, subject to a deductible equal to 1% of the aggregate total consideration received by them under the contribution agreement, and up to a maximum of 10% of their aggregate total consideration under the contribution agreement or, in the case of claims relating to a specific property, 10% of their aggregate total consideration allocable to that property under the contribution agreement. As described below under “—Representation, Warranty and Indemnity Agreement,” the Farallon Funds agreed to severally indemnify us and our operating partnership for breach of the property and certain entity representations and warranties made by Messrs. Coleman and Stern in the Hudson contribution agreement. Messrs. Coleman and Stern pledged common units to our operating partnership with a value, based on the initial public offering price of $17.00 per share of our common stock, equal to 10% of their aggregate total consideration under the contribution agreement, in order to secure their indemnity obligations, and except in limited circumstances, these units will be the sole recourse of our operating partnership against Messrs. Coleman and Stern in the case of a breach of a representation or warranty or other claim for indemnification.

The contribution of properties under the Hudson contribution agreement was subject to customary commercial real estate prorations, whereby the buyer and seller apportion rents, taxes, utilities, escrowed or restricted funds and other operating expenses.

Farallon Contribution Agreement

In connection with the consummation of our IPO, affiliates of the Farallon Funds entered into a contribution agreement, or the Farallon contribution agreement, with us and our operating partnership pursuant to which such affiliates contributed their direct or indirect interests in a portfolio of properties and approximately $14.8 million in cash (subject to adjustments based on credits to affiliates of the Farallon Funds for payments made prior to closing) for prepaid rents, outstanding tenant improvement costs and outstanding infrastructure costs in exchange for common units and shares of our common stock. Under the Farallon contribution agreement, the Farallon Funds received 1,806,731 common units and 6,026,007 shares of common stock. The aggregate value of the common units and common stock issued to the Farallon Funds was $133.2 million.

Pursuant to the Farallon contribution agreement, we assumed or succeeded to all of the contributors’ rights, obligations and responsibilities with respect to the properties and the property entities contributed. The Farallon contribution agreement contains representations and warranties by the Farallon Funds to our operating partnership with respect to the interests to be contributed to us and certain other matters. As described below under “—Representation, Warranty and Indemnity Agreement,” the Farallon Funds agreed to severally indemnify us and our operating partnership for breach of the representations and warranties made by the contributors in the Farallon contribution agreement.

In addition, pursuant to the Farallon contribution agreement, our Board of Directors granted to the Farallon excepted holders an exemption from the ownership limits, subject to various conditions and limitations.

The contribution of properties under the Farallon contribution agreement was subject to customary commercial real estate prorations, whereby the buyer and seller apportion rents, taxes, utilities, escrowed or restricted funds and other operating expenses as of the closing. In addition, prior to the consummation of our initial public offering and the formation transactions, cash, cash equivalents and restricted cash relating to the Sunset Gower property, the Technicolor Building, the Sunset Bronson property and the City Plaza property were distributed to their owners, including the Farallon Funds.

875 Howard Street Contribution Agreement

In connection with the consummation of our initial public offering, the third party that owned interests in the 875 Howard Street property entered into a contribution agreement, or the 875 Howard Street contribution agreement, with us and our operating partnership pursuant to which the third party contributed its indirect interests in that property to the operating partnership in exchange for 24,030 shares of common stock and 6,787 common units with an aggregate value of approximately $0.5 million that were issued directly to certain nominees of the Farallon Funds. Pursuant to the 875 Howard Street contribution agreement, we assumed or succeed to all of the contributors’ rights, obligations and responsibilities with respect to the property and the property entities contributed. The 875 Howard Street contribution agreement contains representations and warranties by the contributor to our operating partnership with respect to the condition and operations of the property and interests to be contributed to us and certain other matters. As described below under “-Representation, Warranty and Indemnity Agreement,” the Farallon Funds have agreed to severally indemnify us and our operating partnership for breach of the representations and warranties made by in the 875 Howard Street contribution agreement by the contributor. The contribution of property under the 875 Howard Street contribution agreement was subject to customary commercial real estate prorations, whereby the buyer and seller apportion rents, taxes, utilities, escrowed or restricted funds and other operating expenses as of the closing.

Reimbursement of Costs Related to Our Initial Public Offering

In connection with our IPO and the formation transactions, Hudson Capital, LLC, the Farallon Funds, and certain other contributors advanced or incurred an aggregate of approximately $2.6 million in organizational and other similar expenses. These funds were advanced or incurred with the understanding that they would be repaid out of the proceeds of the completed public offering. Accordingly, upon consummation of our initial public offering, we repaid approximately $0.6 million of such advances to Hudson Capital, LLC and approximately $1.7 million of such advances to the Farallon Funds. The remaining approximately $0.3 million of such advances were repaid to unaffiliated third parties. We are in the process of completing reconciliations of property prorations and costs advanced or incurred by the contributors in connection with our initial public offering and formation transactions.

Management Contracts

Prior to our initial public offering and related formation transactions, the media and entertainment properties (Sunset Gower and Sunset Bronson) owned by our predecessor were managed by Hudson Studios Management, LLC, and our City Plaza property was managed by Hudson OP Management, LLC, both of which were affiliates of our predecessor.

Upon our predecessor’s acquisition of the Sunset Gower property, the Sunset Gower property-owning subsidiary entered into a five-year management agreement with Hudson Studios Management, LLC, an affiliate of our predecessor, to pay a monthly management fee equal to $54,000 for the first 24 months of the term and $42,000 for the remaining 36 months. For the 12 months ended December 31, 2010 and 2009, management fees of approximately $250,000 and $325,000, respectively, had been incurred. In addition, Hudson Studios Management, LLC was entitled to a construction management fee of $300,000 plus 5% of the costs of labor and materials in association with other future developments. As of December 31, 2010 and December 31, 2009, $300,000 of construction management fees had been capitalized to construction in progress.

Upon our predecessor's acquisition of the Sunset Bronson property, the Sunset Bronson property-owning subsidiary entered into an agreement with Hudson Studios Management, LLC to pay a management fee equal to $33,000 per month through December 31, 2009 and $25,000 per month thereafter for the remaining five-year term. For the 12 months ended December 31, 2010 and 2009, approximately $150,000 and $200,000, respectively, of management fees had been incurred.

Upon our acquisition of the City Plaza property, the City Plaza property-owning subsidiary entered into an agreement with Hudson OP Management, LLC to pay a management fee equal to $10,000 per month. For the 12 months ended December 31, 2010 and 2009, approximately $60,000 of management fees had been incurred.

Representation, Warranty and Indemnity Agreements

In connection with the formation transactions, we entered into representation, warranty and indemnity agreements with the Farallon Funds, pursuant to which they each made limited representations and warranties to us and our operating partnership regarding their investment intent with respect to the equity securities received by them as nominees, and certain other matters. The Farallon Funds also agreed to indemnify us and our operating partnership for breaches of such representations and warranties, in addition to the representations and warranties made by their affiliates that are the contributors in the Farallon contribution agreement, the representations and warranties in the 875 Howard Street contribution agreement made by the third party that owns interests in such property, and certain representations and warranties of Messrs. Coleman and Stern in the Hudson contribution agreement. Such indemnification is limited to claims made by June 29, 2011 and is subject to a deductible equal to 1% of the aggregate total consideration received by the Farallon Funds under the Farallon contribution agreement, and to a maximum, in the case of each Farallon Fund, of 10% of that Farallon Fund's aggregate total consideration under the Farallon and 875 Howard Street contribution agreements or, in the case of claims relating to a specific property, 10% of that Farallon Fund's aggregate total consideration allocable to that property under the Farallon and 875 Howard Street contribution agreements. The Farallon Funds pledged common units and common stock to our operating partnership with a value, based on the initial public offering price of $17.00 per share of our common stock, equal to 10% of their aggregate total consideration under the contribution agreement, in order to secure their indemnity obligations, and except in limited circumstances, these units and shares will be the sole recourse of our operating partnership in the case of a breach of a representation or warranty or other claim for indemnification under the Farallon and 875 Howard Street contribution agreements, and, together with our recourse against Messrs. Coleman and Stern under the Hudson contribution agreement in the case of a breach of a representation or warranty or other claim for indemnification under that agreement, will constitute our operating partnership’s sole recourse for claims of indemnification under the contribution agreements.

Pursuant to a separate agreement between Messrs. Coleman and Stern, on the one hand, and the Farallon Funds, on the other, Messrs. Coleman and Stern agreed to indemnify the Farallon Funds for certain losses incurred by the Farallon Funds for claims arising under the Hudson contribution agreement, subject to a maximum equal to the aggregate total consideration received by Messrs. Coleman and Stern in respect of their indirect interests in the property entities that own each of the Sunset Gower property, the Technicolor Building, the Sunset Bronson property and the City Plaza property.

Partnership Agreement

In connection with the closing of the formation transactions and our initial public offering, we entered into an amended and restated partnership agreement with the various limited partners of our operating partnership, including the Farallon Funds. Pursuant to the partnership agreement, persons holding common units as a result of the formation transactions have rights, beginning August 29, 2011, to cause our operating partnership to redeem their common units for cash equal to the then-current market value of one share of common stock, or, at our election, to exchange their common units for shares of our common stock on a one-for-one basis, subject to adjustment in certain circumstances described in the partnership agreement. The partnership agreement also provides for redemption, conversion, exchange and other rights with respect to our operating partnership’s series A preferred units.

Del Amo Purchase Agreement

In connection with our acquisition of a 100% ownership interest in the Del Amo Office property ground subleasehold interest and improvements, the Farallon Funds received $4.3 million (before prorations) in cash in their capacity as indirect owners of the limited partners of the entity that owned the Del Amo Office property ground subleasehold interest and improvements.

Registration Rights

We also entered into a registration rights agreement with the various persons that received shares of our common stock and/or common units in the formation transactions or pursuant to the 2010 private placement, including the Farallon Funds, the Morgan Stanley Investment Partnership and certain of our executive officers. Under the registration rights agreement, subject to certain limitations, commencing not later than August 29, 2011, we will file one or more registration statements covering the resale of the shares of our common stock issued in the formation transactions and the 2010 private placement, and the resale of the shares of our common stock issued or issuable, at our option, in exchange for operating partnership units issued in the formation transactions. We may, at our option, satisfy our obligation to prepare and file a resale registration statement by filing a registration statement registering the issuance by us of shares of our common stock registered under the Securities Act to the holders of units upon redemption of such units and, to the extent such shares constitute restricted securities, their resale. Commencing on December 26, 2010, the Farallon Funds have the right, on one occasion, to require us to register shares of our common stock issued in the formation transactions and the 2010 private placement for resale in an underwritten offering registered pursuant to the Securities Act; provided, such registration shall be limited to a number of shares of common stock representing up to 25% of the aggregate number of shares of our common stock and common units issued to the Farallon Funds and their affiliates in the formation transactions and the 2010 private placement. Commencing upon our filing of a resale registration statement not later than August 29, 2011, under certain circumstances, we are also required to undertake an underwritten offering upon the written request of holders of at least 10% in the aggregate of the securities originally issued in the formation transactions, provided that we are not obligated to effect more than two such underwritten offerings in addition to the demand registration. We have agreed to enter into an amendment to the registration rights agreement pursuant to which the common stock purchased by the Farallon Funds in the 2011 private placement will be entitled to the benefits of the registration rights agreement.

Acquisition of Certain Properties by Hudson Capital and the Farallon Funds Prior to the Formation Transactions

Through various transactions during the two years prior to our initial public offering and the formation transactions, Hudson Capital, LLC and affiliates of the Farallon Funds acquired the City Plaza property for an aggregate net purchase price paid of $53.3 million (before closing costs and prorations), after acquiring the mortgage on the property for $69.3 million and receiving a $1.3 million loan paydown from the original borrower along with a transfer of $14.7 million from existing loan reserves.

Employment Agreements

We have entered into employment agreements with our executive officers, effective June 29, 2010. The material terms of the employment agreements with our named executive officers are described under “Executive Compensation-Narrative Disclosure to Summary Compensation Table” and “Executive Compensation-Potential Payments Upon Termination or Change in Control.”

Indemnification of Officers and Directors

We have entered into indemnification agreements with each of our directors and executive officers that obligate us to indemnify them to the maximum extent permitted by Maryland law. The indemnification agreements provide that, if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of his or her status as a director, officer, employee or agent of our company or as a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any other foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that he or she is or was serving in such capacity at our request, we must indemnify the director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, to the maximum extent permitted under Maryland law, including in any proceeding brought by the director or executive officer to enforce his or her rights under the indemnification agreement, to the extent provided by the agreement. The indemnification agreements also require us to advance reasonable expenses incurred by the indemnitee within ten days of the receipt by us of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written unsecured undertaking to reimburse us if a court of competent jurisdiction determines that the director or executive officer is not entitled to indemnification.

The indemnification agreements also provide for procedures for the determination of entitlement to indemnification, including requiring such determination be made by independent counsel after a change of control of us.
Our charter permits us, and our Bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any of our present or former directors or officers who is made or threatened to be made a party to the proceeding by reason of his service in that capacity and (2) any individual who, while serving as our director or officer and at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his service in that capacity.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition, our directors and officers may be entitled to indemnification pursuant to the terms of the partnership agreement of our operating partnership.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

We have operated under our Standards of Business Conduct policy since our IPO in June 2010. As part of our Standards of Business Conduct, our directors and employees are expected to make business decisions and take actions based upon our best interests and not based upon personal relationships or benefits

Our Board has recognized that some transactions, arrangements and relationships present a heightened risk of an actual or perceived conflict of interest and has adopted a written Amended Policy Regarding Transactions with Related Parties governing these transactions. This policy governs any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships), which involves a potential corporate opportunity, or in which we were, are or will be a participant and the amount involved exceeds $120,000, and in which any of the following persons had, has or will have a direct or indirect material interest:

•	our directors, nominees for director or executive officers;

•	any beneficial owner of more than 5% of any class of our voting securities;

•	any immediate family member of any of the foregoing persons; and

•	any entity in which any of the foregoing persons has a substantial ownership interest or control of such entity.

Directors and executive officers are required to submit to our General Counsel a description of any current or proposed transaction in advance of participating in such transaction. Our General Counsel is responsible for determining whether or not the proposed transaction is subject to our policy. If our General Counsel deems such transaction subject to our policy, she will report such transaction to the Chairperson of the Audit Committee. The Audit Committee is responsible for approving such transactions and in doing so, the Audit Committee may take into account, among other factors it deems appropriate, due inquiries of disinterested senior business leaders, disinterested directors and legal counsel.

INCORPORATION BY REFERENCE

The Compensation Committee Report on Executive Compensation, the Audit Committee Report, reference to the independence of the Audit Committee members, portions of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and any information included on our Web site, included or described in the preceding pages are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Exchange Act, except to the extent that we specifically incorporate such information by reference.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Under the rules of the SEC, we are permitted to use a method of delivery often referred to as “householding.” Householding permits us to mail a single set of proxy materials to any household in which two or more different stockholders reside and are members of the same household or in which one stockholder has multiple accounts. If we household materials for future meetings, then only one copy of our Annual Report and Proxy Statement will be sent to multiple stockholders who share the same address and last name, unless we have received contrary instructions from one or more of those stockholders. In addition, we have been notified that certain intermediaries (i.e., brokers, banks or other nominees) will household proxy materials for the Annual Meeting. For voting purposes, a separate proxy card will be included for each account at the shared address. We will deliver promptly, upon oral or written request, a separate copy of the Annual Report and Proxy Statement to any stockholder at the same address. If you wish to receive a separate copy of the Annual Report and Proxy Statement, or future annual reports and proxy statements, then you may contact our Investor Relations Department by: (a) mail at Hudson Pacific Properties, Inc., Attention: Investor Relations, 11601 Wilshire Blvd., Ste. 1600, Los Angeles, California 90025, (b) telephone at 310.829.5400, or (c) e-mail at investorrelations@hudsonpacificproperties.com. You can also contact your broker, bank or other nominee to make a similar request. Stockholders sharing an address who now receive multiple copies of our Annual Report and Proxy Statement may request delivery of a single copy by contacting us as indicated above, or by contacting their broker, bank or other nominee, provided the broker, bank or other nominee has elected to household proxy materials.

Stockholder Proposals

2011 Annual Meeting Proposals

Our Bylaws provide that nominations of individuals for election as directors and proposals of other business to be considered at an annual meeting of our stockholders may be made only pursuant to our notice of the meeting, by or at the direction of our Board or by a stockholder who was a stockholder of record both at the time the stockholder provides the notice required by our Bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or such other business and who has complied with the advance notice procedures set forth in, and provided the information and certifications required by, our Bylaws. We did not receive notice of any nominations or proposals to be made at the Annual Meeting within the time period required by our Bylaws and our Board does not know of any matters that may properly be presented at the Annual Meeting other than the proposals discussed in this proxy statement and any procedural matters relating to these proposals.

2012 Annual Meeting Proposals

Stockholders who wish to have proposals considered for inclusion in the proxy statement and form of proxy for our 2012 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must cause their proposals to be received in writing by our General Counsel at the address set forth on the first page of this proxy statement no later than December 28, 2011. Any proposal should be addressed to our General Counsel and may be included in next year’s proxy materials only if such proposal complies with the rules and regulations promulgated by the SEC. Nothing in this section shall be deemed to require us to include in our proxy statement or our proxy relating to any annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC.

In addition, the Company’s Bylaws require that the Company be given advance written notice of nominations for election to the Company’s Board of Directors and other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in the Company’s proxy materials in accordance with Rule 14a-8(e) under the Exchange Act). The Corporate Secretary must receive such notice at the address set forth in the Introduction not later than December 28, 2011 and no earlier than November 28, 2011 for matters to be presented at the 2012 annual meeting of our stockholders. However, in the event that the 2012 annual meeting is held before May 10, 2012 or after July 9, 2012, for notice by the stockholder to be timely it must be received no more than 150 days prior to the date of the 2012 annual meeting and not less than the later of the close of business (a) 120 days prior to the date of the 2012 annual meeting and (b) the tenth day following the day on which public disclosure of the date of such meeting was first made by the Company.

Other Matters

Our Board of Directors knows of no other matters that may properly be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their discretion. It is important that the proxies be returned promptly and that you be represented. Stockholders are urged to authorize a proxy promptly by either electronically submitting a proxy or voting instruction card over the Internet or by telephone or by delivering to us or your broker a signed and dated proxy card.

By Order of the Board of Directors

Kay L. Tidwell
Executive Vice President, Legal Affairs

Los Angeles, California
April 26, 2011

ANNUAL MEETING OF STOCKHOLDERS OF
HUDSON PACIFIC PROPERTIES, INC.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder
Meeting to Be Held on June 9, 2011

The Notice of Annual Meeting, Proxy Statement, 2010 Annual Report and other SEC filings are available at the investor relations page of our corporate information Web site at http://www.edocumentview.com/HPP.

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

HUDSON PACIFIC PROPERTIES

IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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Admission Ticket

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Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 9, 2011.

Vote by Internet

- Log on to the Internet and go to **www.investorvote.com/HPP**
- Follow the steps outlined on the secured website.

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Proxy for the 2011 Annual Meeting of Stockholders

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A The Board of Directors recommends you vote "FOR" all the director nominees named below:

1. Election of Directors:

Nominee	For	Against	Abstain	Nominee	For	Against	Abstain	Nominee	For	Against	Abstain
01 - Victor J. Coleman	☐	☐	☐	02 - Howard S. Stern	☐	☐	☐	03 - Theodore R. Antenucci	☐	☐	☐
04 - Mark Burnett	☐	☐	☐	05 - Richard B. Fried	☐	☐	☐	06 - Jonathan M. Glaser	☐	☐	☐
07 - Mark D. Linehan	☐	☐	☐	08 - Robert M. Moran, Jr.	☐	☐	☐	09 - Barry A. Porter	☐	☐	☐

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The Board of Directors recommends you vote "FOR" Proposal Nos. 2 and 3 and for "1 YR" on Proposal No. 4:

3. An advisory resolution on the Company's executive compensation, as more fully described in the enclosed proxy statement. For ☐ Against ☐ Abstain ☐

4. An advisory determination of the frequency of future advisory votes on the Company's executive compensation. 1 Yr ☐ 2 Yrs ☐ 3 Yrs ☐ Abstain ☐

5. The proxies named on the reverse are authorized to vote and otherwise represent the undersigned in their discretion on any other matter that may properly come before the meeting or any adjournment or postponement thereof and for the election of any other nominee if any of the nominees listed above declines or is unable to serve.

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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01BYYB

2011 Annual Meeting Admission Ticket

2011 Annual Meeting of Stockholders of Hudson Pacific Properties, Inc.
Thursday, June 9, 2011, 9:00 a.m., local time
Luxe Sunset Boulevard Hotel, 11461 Sunset Boulevard, Los Angeles, California

Upon arrival, please present this admission ticket and photo identification at the registration desk.

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

HUDSON PACIFIC PROPERTIES

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HUDSON PACIFIC PROPERTIES, INC.

The stockholder (the “Stockholder”) of Hudson Pacific Properties, Inc., a Maryland corporation (the “Company”), executing the reverse of this Proxy hereby appoints Victor J. Coleman and Howard S. Stern, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of the Stockholders of the Company to be held at Luxe Sunset Boulevard Hotel, 11461 Sunset Boulevard, Los Angeles, California, on Thursday, June 9, 2011, 9:00 a.m., local time, and any adjournment or postponement thereof, to cast on behalf of the Stockholder all votes that the Stockholder is entitled to cast at such meeting and otherwise to represent the Stockholder at the meeting with all powers possessed by the Stockholder if personally present at the meeting. The Stockholder hereby acknowledges receipt of the Notice of 2011 Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

The votes entitled to be cast by the Stockholder will be cast as instructed on the reverse. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the Stockholder will be cast “FOR” each of the nominees for director, “FOR” proposals two and three and for an advisory vote on executive compensation every “1 YR”. The votes entitled to be cast by the Stockholder will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof or, if any of the nominees listed above declines or is unable to serve, for the election of any other nominee.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting to be Held on June 9, 2011: Hudson Pacific Properties, Inc.’s Proxy Statement and 2010 Annual Report are available at **http://www.edocumentview.com/HPP**